Exhibit 10.4

EXECUTION VERSION

DEAL PUBLISHED CUSIP: 96949FAC2

REVOLVER PUBLISHED CUSIP: 96949FAD0

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

among

WILLIAMS-SONOMA, INC.,

as the Borrower,

BANK OF AMERICA, N.A.,

as administrative agent, L/C Issuer and Swingline Lender,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

and

the Lenders party hereto,

dated as of

September 23, 2010

BANC OF AMERICA SECURITIES LLC

Sole Lead Arranger and Sole Book Manager

i

v

INDEX TO EXHIBITS

EXHIBIT A	Form of Revolving Note
EXHIBIT B	Form of Swingline Note
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E	Form of Subsidiary Guaranty
EXHIBIT F	Form of Notice of Borrowings, Conversions, Continuations or Prepayments
EXHIBIT G	Form of Joinder Agreement

INDEX TO SCHEDULES

Schedule 1.1A	Existing Letters of Credit
Schedule 1.1B	Mandatory Cost Formulae
Schedule 2.1	Commitments and Commitment Percentages
Schedule 15.12	Addresses for Notices

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of September 23, 2010, is among WILLIAMS-SONOMA, INC., a corporation duly organized and validly existing under the laws of the State of California (the “Borrower”), each of the banks or other lending institutions which is (or which may from time to time become) a party hereto or any successor or assignee thereof pursuant to Section 15.7(b) (individually, a “Lender” and, collectively, the “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in its capacity as administrative agent, together with its successors in such capacity, the “Agent”) and as L/C Issuer and Swingline Lender.

R E C I T A L S:

A. The Borrower, the lenders party thereto and Bank of America, as administrative agent (in such capacity, the “Agent”), are parties to that certain Fourth Amended and Restated Credit Agreement, dated as of October 4, 2006 (the “Existing Agreement”), pursuant to which such lenders originally provided for credit facilities in an aggregate principal amount of $300,000,000.

B. The Borrower has requested that the Existing Agreement be amended and restated in order to, among other things, (a) extend the maturity date of the credit facilities, and (b) make certain other amendments to the Existing Agreement (collectively, the “Amendment and Restatement”).

C. The parties hereto are willing to amend and restate the Existing Agreement and to make and continue to make certain revolving credit, letter of credit and swing line facilities available to the Borrower upon the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1A

Definitions and Accounting Terms

Section 1.A.1 Assignments and Allocations; Amendment and Restatement.

(a) As of the Closing Date (immediately prior to the effectiveness of this Agreement), (i) the aggregate amount of the Commitments (as defined in the Existing Agreement) is $300,000,000, (ii) there are no Revolving Loans outstanding under the Existing Agreement, (iii) there are no Swingline Advances (as defined in the Existing Agreement) outstanding under the Existing Agreement, and (iv) there are $15,080,000 of outstanding Letters of Credit (as defined in the Existing Agreement).

(b) Simultaneously with the Closing Date, the parties hereby agree that (i) the Commitment of each of the Lenders shall be as set forth in Schedule 2.1, and the outstanding amount of the Revolving Loan under the Existing Agreement (without giving effect to any further borrowings of Revolving Loans under this Agreement on the Closing Date shall be reallocated in accordance with such Commitments, and the requisite assignments shall be deemed to be made in such amounts among the Lenders and from each Lender to each other Lender (and, if necessary, to Lenders from existing lenders under the Existing Agreement who elect not to become Lenders under this Agreement or who reduce their commitments in connection with this Agreement), with the same force and effect as if such assignments were evidenced by applicable Assignments and

Acceptances (as defined in the Existing Agreement) under the Existing Agreement, but without the payment of any related assignment fee, (ii) the ability to borrow Swingline Advances (as defined under the Existing Agreement) shall continue on the terms and conditions as the Swingline Loans to be made hereunder, with the maximum amount of such Swingline Loans as set forth herein, and outstanding Swingline Advances (as defined in the Existing Agreement), if any, shall continue as and be deemed to be outstanding Swingline Loans hereunder, and (iv) each Letter of Credit (as defined in the Existing Agreement) issued under the Existing Agreement shall continue as a Letter of Credit issued hereunder.

(c) Notwithstanding anything to the contrary in the Existing Agreement or in this Agreement, no other documents or instruments, including any Assignment and Acceptance, shall be, or shall be required to be, executed in connection with the assignments set forth in Section 1.A(b) above (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment and Acceptance. On the Closing Date, the applicable Lenders shall make full cash settlement with one another, and with any lender under the Existing Agreement that may not be a Lender under this Agreement, either directly or through the Agent, as the Agent may direct or approve, with respect to all assignments, reallocations and other changes in Commitments, such that after giving effect to such settlements the Commitment of each Lender shall be as set forth on Schedule 2.1.

(d) The Borrower, the Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Agreement that in any manner govern or evidence the Obligations, the rights and interests of the Agent and the Lenders, in any of their respective capacities, and any terms, conditions or matters related to any thereof, shall be and hereby are amended and restated in their entirety by the terms, conditions and provisions of this Agreement, and the terms and provisions of the Existing Agreement, except as otherwise expressly provided herein, shall be superseded by this Agreement.

(e) Notwithstanding this Amendment and Restatement, including anything in this Section 1A, and certain of the related “Loan Documents” as defined in the Existing Agreement (the “Prior Loan Documents”), (i) all of the indebtedness, liabilities and obligations owing by the Borrower under the Existing Agreement and other Prior Loan Documents shall continue as Obligations hereunder, as amended, supplemented or otherwise modified by the terms of this Agreement, (ii) each of this Agreement, the Notes and the other Loan Documents is given as a substitution or supplement of, as the case may be, and not as a payment of, the indebtedness, liabilities and obligations of the Borrower under the Existing Agreement or any Prior Loan Document and is not intended to constitute a novation thereof, and (iii) certain of the Prior Loan Documents will remain in full force and effect, as set forth in this Agreement. Upon the effectiveness of this Agreement, and following the payment of the Revolving Loan under the Existing Agreement, all Loans owing by the Borrower and outstanding under the Existing Agreement shall continue as Loans hereunder subject to the terms hereof. Base Rate Balances under (and as defined in) the Existing Agreement shall continue to accrue interest at the Base Rate hereunder and the parties hereto agree that the Interest Periods for all Libor Balances outstanding under (and as defined in) the Existing Agreement on the Closing Date shall be terminated and shall, along with amounts to be advanced hereunder on the Closing Date, be Libor Loans or Base Rate Loans under this Agreement for the applicable Interest Periods, as elected by the Borrower in the manner provided in Section 5.3. The Borrower agrees that it will pay any additional amounts required pursuant to Section 6.5 (or the similar provision of the Existing Agreement) in connection with termination of Interest Periods and the allocation of such

Balances pursuant to this Section 1A as if such Loans were being prepaid or converted prior to the end of an Interest Period, as applicable.

ARTICLE 1

Definitions

Section 1.1 Definitions. Wherever used in this Agreement, the following terms have the following meanings:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affected Libor/IBOR Loans” has the meaning specified in Section 6.5.

“Affected Loans” has the meaning specified in Section 6.4.

“Affiliate” means, with respect to any Person, any other Person: (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10.0%) or more of any class of Capital Stock of such Person; or (c) ten percent (10.0%) or more of the Capital Stock of which is directly or indirectly beneficially owned or held by the Person in question. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of Capital Stock, by contract or otherwise; provided, however, in no event shall the Agent or any Lender be deemed an Affiliate of the Borrower or any Subsidiary of the Borrower.

“Agent” has the meaning specified in the introductory paragraph of this Agreement.

“Agent-Related Persons” means the Agent (including any successor administrative agent), each of the Agent’s Affiliates (including, in the case of Bank of America in its capacity as the Agent, the Arranger) and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement, as the same may be amended, restated or otherwise modified.

“Aggregate Commitments” means the Commitments of all of the Lenders. As of the Closing Date, the Aggregate Commitments are three hundred million US Dollars ($300,000,000).

“Alternative Currency” means each of Euro, Sterling, Yen and each other currency (other than US Dollars) that is approved in accordance with Section 1.6.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in US Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with US Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Aggregate Commitments and $25,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Applicable Lending Office” means, with respect to any currency, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire (or, with respect to a Lender that becomes a party to this Agreement pursuant to an assignment made in accordance with Section 15.7(b), in the Assignment and Acceptance executed by it) with respect to such currency or such other office of such Lender (or an Affiliate of such Lender) with respect to such currency as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which advances of such Type of Loan are to be made and maintained.

“Applicable Rate” has the meaning specified in Section 4.1.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 15.7(b)(iii)), and accepted by the Agent, in substantially the form of Exhibit C or any other form approved by the Agent.

“Attorney Costs” means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

“Bank of America” means Bank of America, N.A. and its successors and assigns.

“Bankruptcy Code” has the meaning specified in Section 13.1(e).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Libor Base Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means any Loan that bears interest at a rate based upon the Base Rate. All Base Rate Loans shall be denominated in US Dollars.

“Base Rate Margin” has the meaning specified in Section 4.2.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrower Materials” has the meaning specified in Section 10.1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Applicable Lending Office with respect to Obligations denominated in US Dollars is located and:

(a) if such day relates to any interest rate settings as to a Libor Loan denominated in US Dollars, any fundings, disbursements, settlements and payments in US Dollars in respect of any such Libor Loan, or any other dealings in US Dollars to be carried out pursuant to this Agreement in respect of any such Libor Loan, means any London Banking Day;

(b) if such day relates to any interest rate settings as to a Libor Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Libor Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Libor Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Libor Loan denominated in a currency other than US Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency;

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than US Dollars or Euro in respect of a Libor Loan denominated in a currency other than US Dollars or Euro, or any other dealings in any currency other than US Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Libor Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency; and

(e) if such day relates to any interest rate settings as to a IBOR Loan, any fundings, disbursements, settlements and payments in respect of any such IBOR Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such IBOR Loan, means any such day on which dealings in deposits in US Dollars are conducted by and between banks in the offshore interbank US Dollar market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal Property, which obligations are classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” means corporate stock and any and all shares, partnership interests, limited liability company interests, membership interests, equity interests, participations, rights, securities or other equivalent evidences (however designated) of ownership or any options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person (however designated) issued by any entity (whether a corporation, partnership, limited liability company or other type of entity), provided, that in no event shall the term “Capital Stock” include debt securities.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the L/C Issuer or the Swingline Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Agent and (b) the L/C Issuer or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” means, with respect to any Person, an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such Person or its Subsidiaries, or any Person acting in its capacity as trustee, agent or other fiduciary, or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person shall be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of fifty percent (50.0%) or more of the Voting Stock of such Person; or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of such Person cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clause (i) and clause (ii) preceding constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means September 23, 2010.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Letter of Credit” means any Letter of Credit that is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by the Borrower and its Subsidiaries in the ordinary course of business.

“Commitment” means, as to each Lender, the obligation of such Lender to (a) make Revolving Loans pursuant to Section 2.1(a) and (b) purchase participations in L/C Obligations and Swingline Loans in an aggregate principal amount at any one time outstanding up to but not exceeding the US Dollar amount set forth opposite the name of such Lender on Schedule 2.1 (or if applicable, the most recent Assignment and Acceptance executed by such Lender) under the heading “Commitment,” as the same may be reduced or terminated pursuant to Section 2.5 or Section 13.2 or increased pursuant to Section 2.6.

“Commitment Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 13.2 or if the Aggregate Commitments have expired, then the Commitment Percentage of each Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Acceptance or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Commitment Percentages shall be subject to adjustment as provided in Section 5.10.

“Compliance Certificate” means a certificate in substantially the form of Exhibit D, properly completed and executed by the chief financial officer or Treasurer of the Borrower.

“Continue,” “Continuation” and “Continued” shall refer to the continuation pursuant to Section 4.5, from one Interest Period to the next Interest Period, of a Libor Loan as a Libor Loan or of an IBOR Loan as an IBOR Loan.

“Convert,” “Conversion” and “Converted” shall refer to a conversion pursuant to Section 4.5 or Article 6 of (a) Revolving Loans of one Type into Revolving Loans of the other Type and (b) Swingline Loans of one Type into Swingline Loans of the other Type.

“Debt” means, with respect to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP; (d) all Capital Lease Obligations of such Person; (e) Guarantees by such Person of indebtedness, liabilities or obligations of the kinds described in clauses (a), (b), (c), (f), (g), (k) and (l) of this definition; (f) all indebtedness, liabilities and obligations of the types described in the foregoing clauses (a) through (e) secured by a Lien existing on Property owned by such Person, whether or not the indebtedness, liabilities and obligations secured thereby have been assumed by such Person or are non-recourse to such Person; provided, however, that the amount of such Debt of any Person described in this clause (f) shall, for purposes of this Agreement, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Debt or (ii) the fair market value of the Property encumbered, as determined by the Agent in its discretion; (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; (h) [Reserved]; (i) all vested obligations of such Person for the payment of money under any earn-out or similar arrangements providing for the deferred payment of the purchase price for any property to the extent that any such obligations are, according to GAAP, reflected as a capitalized liability on a balance sheet of such Person; (j) [Reserved]; (k) all indebtedness, liabilities and obligations of such Person under any Hedge Agreement; and (1) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.

“Default” means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” means, in respect of any principal of any Loan or any other amount payable by the Borrower under any Loan Document, a rate per annum equal to the sum of two percent (2.00%), plus the Applicable Rate for Base Rate Loans as in effect from time to time (provided that for amounts outstanding as Libor Loans or IBOR Loans, the “Default Rate” for such principal shall be two percent (2.00%), plus the Applicable Rate for Libor Loans or IBOR Loans and any Mandatory Cost, as applicable, for the remainder of the applicable Interest Period as provided in Section 4.1, and, thereafter, the rate provided for above in this definition).

“Defaulting Lender” means, subject to Section 5.10(b), any Lender that, as determined by the Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Revolving Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrower, the Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any bankruptcy or insolvency law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disclosure Letter” means the disclosure letter, dated as of the Closing Date, delivered by the Borrower to the Agent for the benefit of the Lenders, as amended or otherwise modified from time to time.

“Domestic Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of any political subdivision of the United States.

“EBITDAR” means, for any period, the total of the following calculated for the Borrower and its Subsidiaries, without duplication, on a consolidated basis for such period:

(a) Net Income; plus

(b) any provision for (or less any benefit from) income or franchise taxes to the extent included in the determination of Net Income; plus

(c) Interest Expense to the extent included in the determination of Net Income; plus

(d) amortization and depreciation expense to the extent included in the determination of Net Income; plus

(e) expenses resulting from any non-cash compensation charges arising from any grant of stock, stock options, stock-settled stock appreciation rights, restricted stock units, or other equity based compensation, provided that such expenses are and will be non-cash items in the period when taken and in all later fiscal periods to the extent included in the determination of Net Income; plus

(f) other non cash, non recurring charges to the extent included in the determination of Net Income (including by way of example, but not limited to, asset write-offs associated with store or facility closings, asset impairments associated with underperforming stores, asset write-offs associated with real Property dispositions, and asset write-offs associated with obsolete or underperforming information technology assets); plus

(g) all lease and rent expense for any real Property to the extent included in the determination of Net Income, plus

(h) non-recurring cash expenses relating to store closings, other discontinued operations or infrastructure downsizing (including by way of example, but not limited to, store closings, call center closings, distribution center closings and severance packages) in an aggregate amount not to exceed $10,000,000 for any four consecutive Fiscal Quarters, to the extent included in the determination of Net Income, minus

(i) other non recurring gains to the extent included in the determination of Net Income.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 15.7(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 15.7(b)(iii)).

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all federal, state and local laws, regulations and requirements regulating health, safety or the environment.

“Environmental Liabilities” means, as to any Person, all indebtedness, liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability or criminal or civil statute, including any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or any Subsidiary of the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower or any Subsidiary of the Borrower.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Libor Rate for each outstanding Libor Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 13.1.

“Existing Agreement” has the meaning specified in the recitals to this Agreement.

“Existing Letters of Credit” means the letters of credit issued by Bank of America and listed on Schedule 1.1A hereto.

“Facility Fee Rate” has the meaning specified in Section 4.2.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent and (c) with respect to determination of the IBOR Rate as of any day and for any Interest Period, the rate for Federal funds transactions of a duration of such Interest Period as determined in accordance with clause (a) and clause (b) preceding by Bank of America.

“Fee Letter” means the certain letter agreement dated as of August 10, 2010 among the Borrower, the Arranger and Bank of America.

“Fiscal Period” means one of the three fiscal periods in a Fiscal Quarter each of which is approximately one calendar month in duration. There are twelve (12) Fiscal Periods in a Fiscal Year.

“Fiscal Quarters” means one of four thirteen (13) week or, if applicable, fourteen (14) week quarters in a Fiscal Year, with the first of such quarters beginning on the first day of a

Fiscal Year and ending on the Sunday of the thirteenth (or fourteenth, if applicable) week in such quarter.

“Fiscal Year” means the Borrower’s fiscal year for financial accounting purposes beginning on the Monday following the Sunday nearest January 31 of each year and ending on the Sunday nearest January 31 of the following year. The current (as of the date hereof) Fiscal Year of the Borrower will end on January 30, 2011.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, with respect to any Person (the “subject Person”) at any time (without duplication): (a) Debt described in clauses (a), (b), (c), (d), (f) and (g) of the definition of Debt, other than Debt consisting of Undrawn Trade Letters of Credit, and (b) Guarantees by the subject Person of Funded Debt (as described in clause (a) preceding) of any other Person.

“GAAP” means generally accepted accounting principles, applied on a “consistent basis” (as such phrase is interpreted in accordance with Section 1.3), as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

“Governmental Authority” means any nation or government, any federal, state, county, municipal, parish, provincial, township or other political subdivision thereof, and any department, commission, board, court, agency or other instrumentality or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means any indebtedness, liability or obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person or indemnifying such other Person for any Debt and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner to the obligee of such Debt the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part); provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be equal to the lesser of (y) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or (z) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as mutually determined by the Borrower and the Agent in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means any Person who is or becomes a party to any Guaranty of the Obligations or any part thereof, including each Domestic Subsidiary of the Borrower who is a party to the Subsidiary Guaranty pursuant to the terms of Article 7.

“Guaranty” means the Subsidiary Guaranty or any other guaranty agreement executed and delivered by a Person in favor of the Agent, for the benefit of the Agent and the Lenders, and any and all amendments, restatements or other modifications thereof, and “Guaranties” means all of such agreements, collectively.

“Hazardous Material” means any substance, product, waste, pollutant, chemical, contaminant, insecticide, pesticide, constituent or material which is or becomes listed, regulated or addressed under any Environmental Law as a result of its hazardous or toxic nature.

“Hedge Agreement” means any agreement, device or arrangement designed to protect a Person from the fluctuations of interest rates, exchange rates or forward rates applicable to its assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap, swap or collar protection agreements and forward rate currency or interest rate options, as the same may be amended or modified and in effect from time to time, and any cancellation, buy-back, reversal, termination or assignment of any of the foregoing.

“IBOR Base Rate” means the interest rate at which Bank of America’s Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer US Dollar deposits for the applicable Interest Period to other major banks in the offshore US Dollar interbank market.

“IBOR Interest Period” means, with respect to any IBOR Loan, each period commencing on the date such Loan is advanced or Continued or Converted from a Base Rate Loan to an IBOR Loan or the last day of the next preceding Interest Period with respect to such IBOR Loan, and ending one, two, three, four, five, six or seven days thereafter, as the Borrower may select as provided in Section 4.5 or Section 5.3; provided that (a) no Interest Period shall extend beyond the Maturity Date; (b) no more than three (3) IBOR Interest Periods shall be in effect at the same time; and (c) each IBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day).

“IBOR Loan” means any Swingline Loan that bears interest at a rate based upon the IBOR Rate.

“IBOR Rate” means, with respect to any IBOR Loan for the relevant Interest Period, a rate per annum determined by Bank of America to be equal to the quotient obtained by dividing (a) the IBOR Base Rate for such IBOR Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such IBOR Loan for such Interest Period.

“IBOR Rate Margin” has the meaning specified in Section 4.2.

“Indemnified Liabilities” has the meaning specified in Section 15.2.

“Indemnitees” has the meaning specified in Section 15.2.

“Intellectual Property” means any U.S. or foreign patents, patent applications, trademarks, trade names, service marks, brand names, logos and other trade designations (including unregistered names and marks), trademark and service mark registrations and applications, copyrights and copyright registrations and applications, inventions, invention disclosures, protected formulae, formulations, processes, methods, trade secrets, computer software, computer programs and source codes, manufacturing research and similar technical information, engineering know-how, customer and supplier information, assembly and test data drawings or royalty rights.

“Interest Expense” means, for any period and for any Person, the sum of (a) interest expense of such Person calculated without duplication on a consolidated basis for such period in accordance with GAAP, plus (b) interest expenses paid under Hedge Agreements during such period minus (c) interest payments received under Hedge Agreements during such period.

“Interest Period” means a Libor Interest Period or an IBOR Interest Period, as applicable.

“Investments” has the meaning specified in Section 11.5.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means an agreement to be executed by a Person pursuant to the terms of Section 7.2, in substantially the form of Exhibit G.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Commitment Percentage. All L/C Advances shall be denominated in US Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans. All L/C Borrowings shall be denominated in US Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the US Dollar Equivalent of aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all outstanding L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph of this Agreement and, as the context requires, includes the L/C Issuer and the Swingline Lender.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a Standby Letter of Credit or a Commercial Letter of Credit. Letters of Credit may be issued in US Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in such form as shall at any time be in use by the L/C Issuer.

“Leverage Ratio” means, as of any period end and determined on a consolidated basis for the Borrower and its Subsidiaries, the ratio of (a) Total Adjusted Funded Debt to (b) EBITDAR.

“Libor Base Rate” means

(a) for any Libor Interest Period with respect to a Libor Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Libor Interest Period, for deposits in the relevant currency (for delivery on the first day of such Libor Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Libor Interest Period in Same Day Funds in the approximate amount of the Libor Loan being advanced, Continued or Converted by Bank of America and with a term equivalent to such Libor Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period; and

(b) for any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m. London time two (2) London Banking Days prior to such day for US Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such published rate is not available at such time for any reason, the rate determined by the Agent to be the rate at which deposits in US Dollars for delivery on the such day in Same Day Funds in the approximate amount of the Base Rate Loan being made, Continued or Converted by Bank of America and with a term equivalent to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. London time two (2) London Banking Days prior to such day.

The determination of the Libor Base Rate by the Agent shall be conclusive absent manifest error.

“Libor Interest Period” means, as to each Libor Loan, the period commencing on the date such Loan is disbursed or Converted to or Continued as a Libor Loan and ending on the date one week or one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing, Conversion or Continuation; provided that:

(a) any Libor Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Libor Interest Period shall end on the next preceding Business Day;

(b) any Libor Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Libor Interest Period) shall end on the last Business Day of the calendar month at the end of such Libor Interest Period;

(c) no Libor Interest Period shall extend beyond the Maturity Date;

(d) no more than ten (10) Libor Interest Periods shall be in effect at the same time; and

(e) no Libor Interest Period for any Libor Loan shall have a duration of less than one (1) week and, if the Libor Interest Period would otherwise be a shorter period, the related Libor Loan shall not be available hereunder.

“Libor Loan” means any Revolving Loan that bears interest at a rate based upon clause (a) of the definition of Libor Base Rate. Libor Loans may be denominated in US Dollars or in an Alternative Currency.

“Libor Rate” means for any Interest Period with respect to any Libor Loan, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (a) the Libor Base Rate for such Libor Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Libor Loan for such Interest Period.

“Libor Rate Margin” has the meaning specified in Section 4.2.

“Lien” means any lien, mortgage, security interest, tax lien, pledge, charge, hypothecation, assignment, preference, priority or other encumbrance of any kind or nature whatsoever (including any conditional sale or title retention agreement), whether arising by contract, operation of law or otherwise.

“Loan” means a Revolving Loan or a Swingline Loan.

“Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranty, each Issuer Document, the Disclosure Letter, any Joinder Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 5.9, the Fee Letter, and any and all amendments, modifications, supplements, renewals, extensions or restatements thereof.

“London Banking Day” means any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1B.

“Margin Adjustment Date” has the meaning specified in Section 4.2.

“Material Adverse Effect” means any material adverse effect, or the occurrence of any event or the existence of any condition that could reasonably be expected to have a material adverse effect, on (a) the business or financial condition, prospects, performance or operations of the Borrower individually or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower individually or the Borrower and its Subsidiaries taken as a whole to pay and perform the obligations for which it or they, as applicable, are responsible when due or (c) the validity or enforceability of (i) any of the Loan Documents or (ii) the rights and remedies of the Agent or the Lenders under any of the Loan Documents.

“Maturity Date” means September 23, 2015; provided, however, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 15.11.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate at any time within the six (6) year period preceding the date hereof or hereafter and which is covered by Title IV of ERISA.

“Net Income” means, for any period and any Person, such Person’s consolidated net income (or loss) determined in accordance with GAAP, but excluding the income of any other Person (other than Subsidiaries) in which such Person or any Subsidiary of such Person has an ownership interest, unless received by such Person or a Subsidiary of such Person in a cash distribution.

“Notes” means the Revolving Notes and the Swingline Note.

“Obligations” means any and all (a) obligations, indebtedness and liabilities of the Borrower to the Agent and the Lenders, or any of them, arising pursuant to this Agreement or any other Loan Document or otherwise with respect to any Loan or any Letter of Credit, whether now existing or hereafter arising, whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several, including the obligation of the Borrower to repay the Loans, interest on the Loans and all fees, costs and expenses (including Attorney Costs) provided for in the Loan Documents, (b) indebtedness, liabilities and obligations of the Borrower under any Hedge Agreement that the Borrower may enter into with the Agent, any Lender or any of their respective Affiliates if and to the extent that such Hedge Agreement is permitted in accordance with Section 11.1(i) and (c) obligations under any Treasury Management Agreement between any Loan Party and the Agent, any Lender or any of their respective Affiliates.

“Offering Memorandum” means the Confidential Offering Memorandum dated September 2010, prepared and distributed by the Arranger with respect to the syndication of the Commitments and the Loans evidenced by this Agreement.

“Other Taxes” has the meaning specified in Section 6.6(b).

“Outstanding Amount” means (i) with respect to any Revolving Loans on any date, the US Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; (ii) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swingline Loans occurring on such date; and (iii) with respect to L/C Obligations on any date, the US Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other change in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursement of any outstanding unpaid drawing under any Letter of Credit or any reduction in the maximum amount available for drawing under any Letter of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in US Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Agent or the L/C Issuer as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 15.7(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any permit, certificate, approval order, license or other authorization.

“Permitted Acquisition” means any acquisition of the Capital Stock of a Person or any acquisition of Property which constitutes a significant or material portion of an existing business of a Person, in each case, in a transaction that satisfies each of the following requirements:

(a) No Default; Certificate of Compliance. Both before and after giving effect to such acquisition and any Loans requested to be made in connection therewith, no Default exists or will exist or would result therefrom, and the Borrower shall be in pro forma compliance with Article 12 as of the date of and after giving effect to such acquisition;

(b) Diligence. The Borrower has completed due diligence to its satisfaction on the Target or the Property to be acquired and has provided the Agent and the Lenders with copies of all agreements and information (including due diligence materials) entered into or received by the Borrower or requested by the Agent or any Lender, as the Required Lenders may reasonably request;

(c) Structure. If the proposed acquisition is an acquisition of the Capital Stock of a Target, the acquisition will be structured so that the Target will become a Wholly-Owned Subsidiary; if the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Wholly-Owned Subsidiary shall acquire such assets; and, if the proposed acquisition is the acquisition of a Person, the Board of Directors of such Person has approved such acquisition;

(d) Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries shall, as a result of or in connection with any such acquisition, assume or incur any contingent liabilities (whether relating to environmental, tax, litigation or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect; and

(e) Lines of Business. The Target shall be engaged in substantially the same line or lines of business, or a business reasonably related or complementary thereto, as the Borrower and its Subsidiaries.

“Permitted Liens” means the Liens permitted by Section 11.2.

“Permitted Sale-Leaseback” means a transaction designed to reduce state tax liability whereby the Borrower or one of its Subsidiaries sells Property to another Person which finances the purchase price of such Property by selling notes to, or otherwise borrowing from, the Borrower or one of its Subsidiaries and leases such Property to the seller in an operating lease transaction.

“Person” means any individual, corporation, limited liability company, business trust, association, company, partnership, joint venture, Governmental Authority or other entity.

“Plan” means any employee benefit plan established or maintained by the Borrower or any ERISA Affiliate and which is subject to Title IV of ERISA.

“Platform” has the meaning specified in Section 10.1.

“Principal Office” – see Schedule 15.12.

“Prohibited Transaction” means any transaction described in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which no statutory or administrative exemption applies.

“Property” means, for any Person, property or assets of all kinds, real, personal or mixed, tangible or intangible (including all rights relating thereto), whether owned or acquired on or after the Closing Date.

“Public Lender” has the meaning specified in Section 10.1.

“Quarterly Payment Date” means the last Business Day of each March, June, September and December of each year, the first of which shall be September 30, 2010.

“Register” has the meaning specified in Section 15.7(c).

“Regulation D” means Regulation D of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulation U” means Regulation U of the FRB, as the same may be amended, modified or supplemented from time to time or any successor regulation therefor.

“Regulatory Change” means, with respect to any Lender, the occurrence after the Closing Date of any of the following: (a) any change (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) in U.S. federal, state or foreign laws, rules, regulations, directives, guidelines, decisions or treaties (including Regulation D); (b) the adoption or making of any guideline, law, rule, regulation, decision, directive or request (other than with respect to taxes excluded by the first sentence of Section 6.6(a)) applying to a class of lenders including such Lender of or under any U.S. federal or state or any foreign laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; or (c) any change in the administration, interpretation or application of any law, rule, regulation, directive, guideline, decision or treaty (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof; provided, however, for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines and directives in connection therewith are deemed to have gone into effect and been adopted after the date of this Agreement.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching or migration of Hazardous Materials into the indoor or outdoor environment or into or from Property owned or leased by such Person, including the migration of Hazardous Materials through or in the air, soil, surface water, ground water or property, in violation of Environmental Laws.

“Remedial Action” means all actions required under applicable Environmental Laws to (a) clean up, remove, treat or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; provided that “Remedial Action” shall not include such actions taken in the normal course of business and in material compliance with Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” means Lenders having more than fifty percent (50.0%) of the Aggregate Commitments, or, if the Commitments have terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided, however, that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Libor Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Libor Loan denominated in an Alternative Currency pursuant to Section 4.5, and (iii) such additional dates as the Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Loan” has the meaning specified in Section 2.1(a).

“Revolving Notes” means the promissory notes provided for by Section 2.2 (other than the Swingline Note) and all amendments, restatements or other modifications thereof.

“Same Day Funds” means (a) with respect to disbursements and payments in US Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities” means any stock, shares, options, warrants, voting trust certificates or other instruments evidencing an ownership interest or a right to acquire an ownership interest in a Person or any bonds, debentures, notes or other evidences of indebtedness for borrowed money, secured or unsecured.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Solvent” means, with respect to any Person as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subsidiary” means, (a) when used to determine the relationship of a Person (the “parent”) to another Person, a Person (the “subsidiary”) of which an aggregate of more than fifty percent (50.0%) or more of the Capital Stock is owned of record or beneficially by the parent, or by one or more Subsidiaries of the parent, or by the parent and one or more Subsidiaries of the parent, (i) if the holders of such Capital Stock (A) are ordinarily, in the absence of contingencies, entitled to vote for the election of a majority of the directors (or other individuals performing similar functions) of the subsidiary, even though the right so to vote has been suspended by the happening of such a contingency or (B) are entitled, as such holders, to vote for the election of a majority of the directors (or individuals performing similar functions) of the subsidiary, whether or not the right so to vote exists by reason of the happening of a contingency or (ii) in the case of Capital Stock which is not issued by a corporation, if such ownership interests constitute a majority voting interest and (b) when used with respect to a Plan, ERISA or a provision of the Code pertaining to employee benefit plans, means, with respect to the parent, any corporation, trade or business (whether or not incorporated) which is under common control with the parent and is treated as a single employer with the parent under Section 414(b) or Section 414(c) of the Code and the regulations thereunder.

“Subsidiary Guarantor” means a Domestic Subsidiary of the Borrower which is a Guarantor hereunder.

“Subsidiary Guaranty” means a guaranty agreement executed and delivered by a Subsidiary of the Borrower in favor of the Agent, for the benefit of the Agent and the Lenders, in substantially the form of Exhibit E, as such guaranty agreement may be amended, restated or otherwise modified from time to time.

“Swingline Lender” means Bank of America in its capacity as provider of Swingline Loans, or any successor swingline lender hereunder.

“Swingline Loan” has the meaning specified in Section 2.1(b).

“Swingline Note” means the swingline promissory note provided for by Section 2.2 and all amendments, restatements or other modifications thereof.

“Tangible Net Worth” means the Borrower’s (a) consolidated shareholders’ equity (including Capital Stock, additional paid-in capital and retained earnings) minus (b) all consolidated intangible assets, each as determined in accordance with GAAP.

“Target” means the Person who is to be acquired or whose assets are to be acquired by the Borrower or a Wholly-Owned Subsidiary in connection with a Permitted Acquisition.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” has the meaning specified in Section 6.6.

“Termination Event” means (a) a Reportable Event, (b) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA or (c) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Plan.

“Total Adjusted Funded Debt” means, as of any date of determination, with respect to the Borrower and its Subsidiaries, (a) the average outstanding principal balance of all Funded Debt of such Persons as of the end of each of the immediately preceding twelve (12) Fiscal Periods, plus (b) without duplication, all lease and rent expense for any real Property for the preceding four (4) Fiscal Quarters multiplied by six (6).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Type” means any type of Loan (i.e., a Base Rate Loan, a Libor Loan or an IBOR Loan).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.

“Undrawn Trade Letter of Credit” means any outstanding commercial or documentary letter of credit issued for the account of the Borrower or any Subsidiary of the Borrower under which (a) a drawing for payment has not been made by the beneficiary, (b) a drawing for payment has been made by the beneficiary and was timely paid by the Borrower or such Subsidiary in accordance with the terms thereof and a balance remains undrawn pursuant to the terms thereof or (c) a drawing has been made and remains unpaid by the Borrower or such Subsidiary and such drawing has been outstanding for a period not in excess of three (3) Business Days.

“Unfunded Vested Accrued Benefits” means, with respect to any Plan at any time, the amount (if any) by which (a) the present value of all vested nonforfeitable benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan.

“Unreimbursed Amount” has the meaning set forth in Section 3.3(a).

“U.S.” or “United States” means the United States of America.

“US Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in US Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in US Dollars as determined by the Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of US Dollars with such Alternative Currency.

“US Dollars” and “$” mean lawful money of the U.S.

“Voting Stock” means Capital Stock of a Person having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Wholly-Owned Subsidiary” means any Subsidiary of the Borrower that is owned 100% (excluding any directors’ qualifying shares required by law) by the Borrower and/or another Wholly-Owned Subsidiary of the Borrower.

“Yen” and “¥” mean the lawful currency of Japan.

Section 1.2 Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)(i) The words “hereof’, “herein”, “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article, Exhibit, Section and Schedule references pertain to Articles, Exhibits, Sections and Schedules of this Agreement.

(ii) The term “including” is not limiting and means “including without limitation.”

(iii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(d) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or any Lender by way of consent, approval or waiver shall be deemed modified by the phrase “in its/their sole discretion.”

(e) Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

Section 1.3 Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Lenders hereunder shall be prepared, in accordance with GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a “consistent basis” with those used in the preparation of the financial statements referred to in Section 9.2. Accounting principles are applied on a “consistent basis” when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period. Changes in the application of accounting principles which do not have a material impact on calculating the financial covenant herein shall be deemed comparable in all material respects to accounting principles applied in a preceding period. To enable the ready and consistent determination of compliance by the Borrower with its obligations under this Agreement, the Borrower will not, nor will it permit any of its Subsidiaries to, change the manner in which either the last day of its Fiscal Year or the last day of each of the first three Fiscal Quarters of its Fiscal Year is determined without the prior written consent of the Required Lenders. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

Section 1.4 Time of Day. Unless otherwise indicated, all references in this Agreement to times of day shall be references to San Francisco, California time.

Section 1.5 Exchange Rates; Currency Equivalents.

(a) The Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating US Dollar Equivalent amounts of Loans and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenant hereunder or except as otherwise provided herein, the applicable amount of any currency (other than US Dollars) for purposes of the Loan Documents shall be such US Dollar Equivalent amount as so determined by the Agent or the L/C Issuer, as applicable.

(b) Wherever in this Agreement in connection with, the Conversion, Continuation or prepayment of a Libor Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in US Dollars, but the Libor Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such US Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the L/C Issuer, as the case may be.

Section 1.6 Additional Alternative Currencies.

(a) The Borrower may from time to time request that Libor Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than US Dollars) that is readily available and freely transferable and convertible into US Dollars. In the case of any such request with respect to the making of Libor Loans, such request shall be subject to the approval of the Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and the L/C Issuer.

(b) Any such request shall be made to the Agent not later than 8:00 a.m., twenty (20) Business Days prior to the date of the desired extension of credit (or such other earlier or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Libor Loans, the Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify the L/C Issuer thereof. Each Lender (in the case of any such request pertaining to Libor Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 8:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Libor Loans or the issuance of Letters of Credit, as the case may be, in such requested currency. Any failure by a Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the L/C Issuer, as the case may be, to permit Libor Loans to be made or Letters of Credit to be issued in such requested currency.

(c) If the Agent and all the Lenders consent to making Libor Loans in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any borrowing of Libor Loans; and if the Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Agent shall fail to obtain consent to any request for an additional currency under this Section 1.6, the Agent shall promptly so notify the Borrower.

Section 1.7 Change of Currency.

(a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Libor Loan in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Libor Loan, at the end of the then current Interest Period.

(b) Each provision of this Agreement to the extent relating to Alternative Currency shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Agreement to the extent relating to Alternative Currency also shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

Section 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the US Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the US Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.9 Covenant Acquisition Adjustments.

(a) Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of the consummation of a Permitted Acquisition, references to “the Borrower and its Subsidiaries” shall include each acquired Person, or lines of business, as applicable, and the EBITDAR of such acquired Person or line of business (such EBITDAR to be formulated on the basis of the definition of EBITDAR set forth herein), as if the Permitted Acquisition had been consummated on the first day of any such period of measurement (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).

(b) Covenant Disposition Adjustments. Except as otherwise expressly provided herein, for purposes of calculating the financial covenant in Article 12 for any period (or a portion of a period) that includes the date of any disposition of a Subsidiary or line of business, as applicable, EBITDAR shall be determined on a historical pro forma basis to exclude the results of operations of such Subsidiary or line of business, as applicable, so disposed (including pro forma adjustments arising out of events which are directly attributable to such disposition, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act of 1933, and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Borrower).

ARTICLE 2

Credit Facility

Section 2.1 Commitments; Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make loans (each such Loan, a “Revolving Loan”) to the Borrower in US Dollars or in one or more Alternative Currencies from time to time, subject to the provisions of Section 2.4, from the Closing Date to the Maturity Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Lender’s Commitment as then in effect; provided, however, (i) the aggregate Outstanding Amount of the Revolving Loans of such Lender plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not at any time exceed such Lender’s Commitment, (ii) the Outstanding Amount of Revolving Loans denominated in Alternative Currencies plus the Outstanding Amount of L/C Obligations denominated in Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit, and (iii) the Total Outstandings shall not at any time exceed the Aggregate Commitments. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow Revolving Loans hereunder. Revolving Loans may be Base Rate Loans or Libor Loans. Until the Maturity Date, the Borrower may Continue Libor Loans or Convert Revolving Loans of one Type into Revolving Loans of another Type. Each Type of Revolving Loan advanced by each Lender shall be established and maintained at such Lender’s Applicable Lending Office for such Type of Revolving Loan.

(b) Swingline Loans. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may from time to time request, and the Swingline Lender may in reliance upon the agreements of the other Lenders set forth in this Section 2.1(b) and in its discretion from time to time advance in US Dollars (but shall in no event be obligated to advance), revolving loans which are to be funded solely by the Swingline Lender (the “Swingline Loans”); provided, however, that (i) the aggregate principal amount of the Swingline Loans outstanding at any time shall not exceed twenty million US Dollars ($20,000,000) and (ii) the Total Outstandings shall not exceed the Aggregate Commitments. The Swingline Lender shall give the Agent and each Lender written notice of the aggregate outstanding principal amount of the Swingline Loans upon the written request of the Agent or any Lender (but no more often than once every calendar quarter). Furthermore, upon one (1) Business Day’s prior written notice given by the Swingline Lender to the Agent and the other Lenders at any time and from time to time (including at any time following the occurrence of a Default) and, in any event, without notice on the Business Day immediately preceding the Maturity Date, each Lender (including the Swingline Lender) severally agrees, irrevocably and unconditionally, as provided in the first sentence of Section 2.1(a), and notwithstanding anything to the contrary contained in this Agreement, any Default or the inability or failure of the Borrower or any of its Subsidiaries to satisfy any condition precedent to funding any Loan contained in Article 8 (which conditions precedent shall not apply to this sentence), to make a Revolving Loan, in the form of a Base Rate Loan, in an amount equal to its Commitment Percentage of the aggregate principal amount of the Swingline Loans then outstanding, and the proceeds of such Revolving Loan shall be promptly paid by the Agent to the Swingline Lender and applied as a repayment of the aggregate principal amount of the Swingline Loans then outstanding. If for any reason any Swingline Loan cannot be refinanced by such a borrowing of Revolving Loans that are Base Rate Loans, as described above, the request for Revolving Loans that are Base Rate Loans submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Lenders fund its risk participation in the relevant Swingline Loans and each Lender’s payment to the Agent for the account of the Swingline Lender shall be deemed payment in respect of such participation. Subject to the other terms and provisions of this Agreement, the Borrower may borrow, prepay and reborrow Swingline Loans hereunder. Swingline Loans may be Base Rate Loans and IBOR Loans. Until the Maturity Date, the Borrower may Continue IBOR Loans or Convert Swingline Loans of one Type into Swingline Loans of another Type. Each Type of Swingline Loan shall be established and maintained at the Swingline Lender’s Applicable Lending Office for such Type of Swingline Loan.

Section 2.2 Notes. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a promissory note, in substantially the form of Exhibit A (a “Revolving Note”), payable to the order of such Lender, in the maximum principal amount equal to such Lender’s Commitment as originally in effect (or, if greater, its Commitment as thereafter increased) and otherwise duly completed. Upon request of the Swingline Lender made through the Agent, the Borrower shall execute and deliver to the Swingline Lender (through the Agent) a promissory note of the Borrower in the maximum original principal amount of twenty million US Dollars ($20,000,000) payable to the order of the Swingline Lender in substantially the form of Exhibit B (the “Swingline Note”), dated the Closing Date.

Section 2.3 Repayment of Loans. The Borrower shall pay (a) to the Agent, for the account of the Lenders, (i) the prepayments of the Loan required pursuant to Section 5.4(a) and (ii) the outstanding principal amount of the Revolving Loans on the Maturity Date and (b) to the Swingline Lender, the outstanding principal amount of the Swingline Loans on the Maturity Date (or such other times as required by this Agreement).

Section 2.4 Use of Proceeds. Subject to the terms of this Agreement, the proceeds of the Loans shall be used by the Borrower (a) to renew the Borrower’s existing indebtedness under the Existing Agreement, (b) to finance capital expenditures by the Borrower and (c) for general corporate purposes, including to finance working capital requirements of the Borrower and its Subsidiaries, arising in the ordinary course of business.

Section 2.5 Termination or Reduction of Commitments. The Borrower shall have the right to terminate fully or to reduce in part the unused portion of the Aggregate Commitments at any time and from time to time, provided that: (a) the Borrower shall not have the right to terminate or reduce in part any unused portion of the Aggregate Commitments that could or may be required to be advanced by the Lenders to refinance Swingline Loans then outstanding; (b) the Borrower shall give the Agent at least three (3) Business Days’ notice of each such termination or reduction as provided in Section 5.3; (c) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 or any multiple of $5,000,000 in excess thereof; and (d) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit exceeds the Aggregate Commitments, such Alternative Currency Sublimit shall be automatically reduced by the amount of such excess. The Aggregate Commitments may not be reinstated after they have been terminated or reduced.

Section 2.6 Increase of Commitments.

(a) Upon notice to the Agent (who shall promptly notify the Lenders), the Borrower may, from time to time prior to the day which is the fifty-four (54) month anniversary of the Closing Date, request an increase in the Aggregate Commitments up to an aggregate of $500,000,000; provided that, in the event the Borrower has reduced the Aggregate Commitments pursuant to Section 2.5, the aggregate amount of increases in the Aggregate Commitments pursuant to this Section 2.6 shall not exceed $200,000,000; provided further that any increase in the Aggregate Commitments pursuant to this Section 2.6 shall not increase the Alternative Currency Sublimit. At the time of sending such notice, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond to such request. Each Lender shall respond within such time period to the Agent as to whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to or less than its Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also (i) request that one or more other Lenders, in their sole and absolute discretion, nonratably increase their Commitment(s) and/or (ii) invite additional Eligible Assignees to become Lenders under the terms of this Agreement.

(b) If any Commitments are increased in accordance with this Section, the Agent and the Borrower shall determine the effective date of such increase (the “Increase Effective Date”). The Agent and the Borrower shall promptly confirm in writing to the Lenders the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Agent a certificate dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower and each Guarantor approving or consenting to such increase, (ii) including a Compliance Certificate demonstrating pro forma compliance with Article 12 after giving effect to such increase and (iii) certifying that before and after giving effect to such increase, the representations and warranties contained in Article 9 are true and correct on and as of the Increase Effective Date and no Default exists. If requested by the applicable Lenders (through the Agent), the Borrower shall deliver new or amended Notes reflecting the new or increased Commitment of each new or affected Lender as of the Increase Effective Date. The Borrower shall prepay any Libor Loans outstanding on the Increase Effective Date (and pay any costs incurred in connection with such prepayment pursuant to Section 6.5) to the extent necessary to keep outstanding Loans ratable with any revised Commitment Percentages arising from any nonratable increase in the Aggregate Commitments under this Section.

(c) This Section shall supersede any provision in Section 15.10 to the contrary.

ARTICLE 3

Letters of Credit

Section 3.1 The Letter of Credit Commitment.

(a) Subject to the terms and conditions set forth herein, (i) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Article 3, (A) from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit denominated in US Dollars or in one or more Alternative Currencies for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 3.2, and (B) to honor drawings under the Letters of Credit and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Aggregate Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans made by any Lender, plus such Lender’s Commitment Percentage of the Outstanding Amount of all L/C Obligations plus such Lender’s Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not exceed the amount of such Lender’s Commitment and (z) the aggregate Outstanding Amount of Revolving Loans denominated in Alternative Currencies and L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, Letters of Credit may be issued in an aggregate amount up to the amount of the Aggregate Commitments and, accordingly, the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and, from and after the Closing Date, shall be subject to and governed by the terms and conditions hereof; without limiting the foregoing, each Lender shall be deemed to have purchased from the L/C Issuer a risk participation in each Existing Letter of Credit on the Closing Date pursuant to Section 3.2(b).

(b) The L/C Issuer shall not issue any Letter of Credit if:

(i) subject to Section 3.2(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(ii) subject to Section 3.2(c), the expiry date of such requested Letter of Credit would occur after the Maturity Date, unless all the Lenders have approved such expiry date.

(c) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any law, rule or regulation applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(iii) except as otherwise agreed by the Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than the US Dollar Equivalent of $250,000 or is to be denominated in a currency other than US Dollars or an Alternative Currency;

(iv) the L/C Issuer does not, as of the issuance date of such requested Letter of Credit, issue Letters of Credit in the requested currency;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 5.10(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure with respect to the Defaulting Lender, as it may elect in its sole discretion.

(d) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(e) The L/C Issuer shall be under no obligation to amend any Letter of Credit if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Agent in Article 14 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article 14 included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

Section 3.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a

Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for the initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may require.

(b) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 8 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue such Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into such amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Percentage times the amount of such Letter of Credit.

(c) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonextension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than one year after the Maturity Date; provided that the L/C Issuer shall not permit any such extension if (i) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or 3.1(c) or otherwise) or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is seven

Business Days before the Nonextension Notice Date (A) from the Agent that the Required Lenders have elected not to permit such extension or (B) from the Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 8.2 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(d) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

Section 3.3 Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in US Dollars, or (B) in the absence of any such requirement for reimbursement in US Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in US Dollars. In the case of any such reimbursement in US Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the US Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Within one (1) Business Day of the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in US Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing and in the applicable currency (together with interest thereon at the Base Rate from the date of drawing). If the Borrower fails to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in US Dollars in the amount of the US Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Percentage thereof. In such event, the Borrower shall be deemed to have requested a borrowing of Revolving Loans at the Base Rate to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 5.2 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitments and the conditions set forth in Section 8.2 (other than delivery of a notice of borrowing). Any notice given by the L/C Issuer or the Agent pursuant to this Section 3.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 3.3(a) make funds available (and the Agent may apply Cash Collateral provided for such Letter of Credit for this purpose) for the account of the L/C Issuer, in US Dollars at the Principal Office for US Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 3.3(b), each Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount, which shall be a Base Rate Loan. The Agent shall remit the funds so received to the L/C Issuer in US Dollars.

(c) With respect to any Unreimbursed Amount that is not fully refinanced by a borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 3.3(b) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Article 3.

(d) Until each Lender funds its Revolving Loan or an L/C Advance pursuant to this Section 3.3 to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(e) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 3.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Lender’s obligation to make Revolving Loans pursuant to this Section 3.3 is subject to the conditions set forth in Section 8.2 (other than delivery by the Borrower of a notice of borrowing). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 3.3 by the time specified in Section 3.3(b), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount, the amount so paid (excluding any interest and fees paid) shall constitute the Lender’s Revolving Loan included in the relevant borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (f) shall be conclusive absent manifest error.

Section 3.4 Repayment of Participations.

(a) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 3.3, if the Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Agent), the Agent will distribute to such Lender its Commitment Percentage thereof in US Dollars

(appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(b) If any payment received by the Agent for the account of the L/C Issuer pursuant to Section 3.3(a) is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned under any of the circumstances described in Section 15.26 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Commitment Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the, termination of this Agreement.

Section 3.5 Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, so long as any such document appeared to comply with the terms of such Letter of Credit, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer in good faith under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit, or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or insolvency law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever where the L/C Issuer has acted in good faith.

The Borrower shall examine a copy of each Letter of Credit and each amendment thereto that is delivered to it within one Business Day of such delivery and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

Section 3.6 Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificate or document expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 3.5; provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.7 [Reserved].

Section 3.8 Applicability of ISP and UCP. Unless otherwise specified in an Existing Letter of Credit (or any renewal thereof) or expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each Standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

Section 3.9 Letter of Credit Fees. The Borrower shall pay to the Agent for the account of each Lender in accordance with its Commitment Percentage, in US Dollars, a Letter of Credit fee for each Letter of Credit equal to (x) in the case of each Standby Letter of Credit, the Libor Rate Margin times the US Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and (y) in the case of each Commercial Letter of Credit, 50% of the Libor Rate Margin times the US Dollar Equivalent daily amount available to be drawn under such Letter of Credit; provided that, while any Event of Default exists, upon the request of the Required Lenders, the rate per annum for Letter of Credit fees shall be increased by 2%); provided, however, any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Article 3 shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Percentages allocable to such Letter of Credit pursuant to Section 5.10(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. Such letter of credit fees shall be computed on a quarterly basis in arrears. Such letter of credit fees shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date and (iii) thereafter on demand. If there is any change in the Libor Rate Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Libor Rate Margin separately for each period during such quarter that such Applicable Rate was in effect. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.

Section 3.10 Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, a fronting fee (i) with respect to each commercial Letter of Credit, equal to 0.10% of the US Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the US Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, equal to 0.10% per annum, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable (i) on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit, (ii) on the Maturity Date and (iii) thereafter on demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account, in US Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.8.

Section 3.11 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control. Notwithstanding the terms of any Letter of Credit Application for a Commercial Letter of Credit, in no event may the Borrower extend the time for reimbursing any drawing under a Commercial Letter of Credit by obtaining a bankers’ acceptance from the L/C Issuer.

Section 3.12 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligation of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE 4

Interest and Fees

Section 4.1 Interest Rate. The Borrower shall pay to the Agent, for the account of each Lender, interest on the unpaid principal amount of each Revolving Loan made by such Lender for the period commencing on the date of the advance of such Revolving Loan to the date such Revolving Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The Borrower shall pay to the Swingline Lender, interest on the unpaid principal amount of each Swingline Loan for the period commencing on the date of the advance of such Swingline Loan to the date such Swingline Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term “Applicable Rate” means:

(a) with respect to any Base Rate Loan, the Base Rate, plus the Base Rate Margin;

(b) with respect to any Libor Loan, the Libor Rate, plus the Libor Rate Margin plus (in the case of a Libor Loan of any Lender which is lent from a lending office in the United Kingdom or a Participating Member State) the Mandatory Cost; and

(c) with respect to any IBOR Loan, the IBOR Rate, plus the IBOR Rate Margin.

Section 4.2 Determinations of Margins and Facility Fee Rate. From the Closing Date to the first Margin Adjustment Date, the margins identified in Section 4.1 shall be as follows: (a) the margin of interest payable with respect to Base Rate Loans (the “Base Rate Margin”) shall be 0.650%; (b) the margin of interest payable with respect to Libor Loans (the “Libor Rate Margin”) shall be 1.650%; and (c) the margin of interest payable with respect to IBOR Loans (the “IBOR Rate Margin”) shall be 1.650%. From the Closing Date until the first Margin Adjustment Date, the percentage used to determine fees payable under Section 4.6 (the “Facility Fee Rate”) shall be 0.225%. Upon delivery of the certificate required pursuant to Section 10.1(c) after the end of each Fiscal Quarter commencing with such certificate delivered for the Fiscal Quarter ending October 31, 2010, the Facility Fee Rate, the Base Rate Margin, the Libor Rate Margin and the IBOR Rate Margin shall automatically be adjusted to the fee or rate, as applicable, corresponding to the Leverage Ratio (determined for the preceding twelve (12) Fiscal Periods then ending) of the Borrower set forth in the following table, such automatic adjustment to take effect as of the first day of the calendar month following the date on which such certificate is delivered (the “Margin Adjustment Date”).

LEVERAGE RATIO	FACILITY FEE RATE	LIBOR RATE MARGIN	IBOR RATE MARGIN	BASE RATE MARGIN
Greater than or equal to 3.00 to 1.00	0.325%	2.550%	2.550%	1.550%
Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	0.300%	2.200%	2.200%	1.200%
Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	0.250%	2.000%	2.000%	1.000%
Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	0.225%	1.650%	1.650%	0.650%
Less than 1.50 to 1.00	0.200%	1.550%	1.550%	0.550%

If the Borrower fails to deliver such certificate with respect to any Fiscal Quarter which sets forth the Leverage Ratio within the period of time required by Section 10.1(c): (x) each of the Libor Rate Margin and the IBOR Rate Margin (each for Interest Periods commencing after the applicable Margin Adjustment Date) shall automatically be adjusted to 2.550% per annum; (y) the Base Rate Margin shall be automatically adjusted to 1.550% per annum; and (z) the Facility Fee Rate shall automatically be adjusted to 0.325% per annum. The automatic adjustments provided for in the preceding sentence shall take effect as of the date on which the referenced certificate is due and shall remain in effect until otherwise adjusted on the date such certificate is actually received in accordance herewith.

Section 4.3 Payment Dates. Accrued interest on the Loans shall be due and payable as follows: (a) in the case of Base Rate Loans, on each Quarterly Payment Date and on the Maturity Date; and (b) in the case of Libor Loans and IBOR Loans, (i) on the last day of the Interest Period with respect thereto, (ii) in the case of an Interest Period greater than three (3) months, at three (3) month intervals after the first day of such Interest Period and (iii) on the Maturity Date.

Section 4.4 Default Interest. Notwithstanding anything to the contrary contained in this Agreement, during the existence of an Event of Default, the Borrower will pay to the Agent for the account of each Lender interest at the applicable Default Rate on any principal of each Loan made by such Lender and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Lender.

Section 4.5 Conversions and Continuations of Loans. Subject to Section 5.2,

(a) with respect to Revolving Loans, the Borrower shall have the right from time to time to Convert Base Rate Loans or Libor Loans into Revolving Loans of the other Type or to Continue Libor Loans in existence as Libor Loans, provided that: (i) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, a Libor Loan may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made without the consent of the Agent and the Required Lenders at any time during the existence of a Default and

(b) with respect to Swingline Loans, the Borrower shall have the right from time to time to Convert all or part of either Base Rate Loans or the IBOR Loans into a Swingline Loan of the other Type or to Continue IBOR Loans in existence as IBOR Loans, provided that: (i) the Borrower shall give the Agent and the Swingline Lender notice of each such Conversion or Continuation as provided in Section 5.3; (ii) subject to Article 6, an IBOR Loan may only be Converted on the last day of the Interest Period therefor; and (iii) except for Conversions into Base Rate Loans, no Conversions or Continuations shall be made without the consent of the Agent and the Swingline Lender at any time during the existence of a Default.

Section 4.6 Facility Fee. For the period from the Closing Date to the Maturity Date, the Borrower agrees to pay to the Agent for the account of each Lender, pro rata according to its Commitment Percentage, a facility fee equal to the Facility Fee Rate (determined according to the provisions of Section 4.2) multiplied by the Aggregate Commitments (regardless of usage), subject to Section 5.10. Accrued facility fees under this Section shall be payable in arrears on each Quarterly

Payment Date, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.

Section 4.7 Administrative Fee. The Borrower agrees to pay to the Agent on the Closing Date and on each anniversary thereof the administrative fee described in the Fee Letter.

Section 4.8 [Reserved].

Section 4.9 Computations; Retroactive Adjustment of Applicable Rate.

(a) Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable unless such calculation would result in a rate that exceeds the Maximum Rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Notwithstanding anything to the contrary contained in this Section, interest payable by the Borrower hereunder and under the other Loan Documents with respect to Base Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed (including the first day but excluding the last day) in the period for which interest is payable or, in the case of interest in respect of Libor Loans denominated in Alternative Currencies as to which market practices differ from the foregoing, in accordance with such market practice. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Agent will, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Required Lenders determine that (i) the Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Agent or any Lender, as the case may be, under Section 3.3(c), 3.9 or 4.4 or under Article 13.

ARTICLE 5

Administrative Matters

Section 5.1 Borrowing Procedure.

(a) Revolving Loans. The Borrower shall give the Agent, and the Agent will give the Lenders, notice of each borrowing (and the currency thereof) of Revolving Loans in accordance with Section 5.3. Not later than 10:00 a.m. on the date specified for each borrowing of Revolving Loans, each

Lender will make available its Revolving Loan to be advanced by it on such date to the Agent, at the Principal Office, in immediately available funds, for the account of the Borrower. The amounts received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by 1:00 p.m. at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (i) a bank account of the Borrower designated by the Borrower in writing or (ii) a Person or Persons designated by the Borrower in writing; provided that if, on the date the notice of borrowing with respect to such borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(b) Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice of each borrowing of Swingline Loans in accordance with Section 5.3. Not later than 1:00 p.m. on the date specified for each borrowing of Swingline Loans, if the Swingline Lender in its discretion has agreed to make such Swingline Loan, the Swingline Lender will make available the requested Swingline Loan to the Borrower at the Borrower’s direction by transferring the same, in immediately available funds by wire transfer, automated clearinghouse transfer or interbank transfer to (i) a bank account of the Borrower designated by the Borrower in writing or (ii) a Person or Persons designated by the Borrower in writing.

Section 5.2 Minimum Amounts. Each borrowing of Revolving Loans shall be in an amount equal to the US Dollar Equivalent of $5,000,000 or an integral multiple of the US Dollar Equivalent of $1,000,000 in excess thereof, and each borrowing of Swingline Loans shall be in an amount equal to the US Dollar Equivalent of $250,000 or an integral multiple of the US Dollar Equivalent of $250,000 in excess thereof. Except for Conversions and prepayments pursuant to Section 5.4(a) and Article 6, each Conversion and prepayment of principal of Loans shall be in an amount equal to the minimum amounts set forth in the preceding sentence. Notwithstanding the foregoing, each borrowing or Continuation of Libor Loans or IBOR Loans (as applicable) and each Conversion of amounts outstanding as Base Rate Loans to Libor Loans or IBOR Loans (as applicable) shall be in an amount equal to the minimum amounts set forth for borrowings in this Section.

Section 5.3 Certain Notices.

(a) Notices by the Borrower to the Agent of terminations or reductions of Commitments, of borrowings, Conversions, Continuations and prepayments of Loans and of the duration of Interest Periods shall be irrevocable and shall be effective only if received by the Agent (and, if applicable, the Swingline Lender) not later than 10:00 a.m. on the Business Day prior to the date of the relevant termination, reduction, borrowing, Conversion, Continuation or prepayment as specified below:

Notice	Number of Business Days Prior
Borrowing, Conversions, Continuations and prepayment of Swingline Loans	0
Borrowing of Revolving Loans as Base Rate Loans	1
Borrowing of Revolving Loans as Libor Loans denominated in US Dollars	3
Conversions or Continuations of Revolving Loans denominated in US Dollars and termination or reduction of Commitments	3
Borrowing, Conversions or Continuations of Revolving Loans in Alternative Currencies (other than a Special Notice Currency)	4

Notice	Number of Business Days Prior
Borrowing, Conversions or Continuations of Revolving Loans in a Special Notice Currency	5
Prepayment of Revolving Loans which are Base Rate Loans	1
Prepayment of Revolving Loans which are Libor Loans denominated in US Dollars	3
Prepayment of Revolving Loans which are Libor Loans denominated in an Alternative Currency (other than a Special Notice Currency)	4
Prepayment of Revolving Loans which are Libor Loans denominated in a Special Notice Currency	5

Any notices of the type described in this Section which are received by the Agent (and, if applicable, the Swingline Lender) after the applicable time set forth above on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction shall specify the amount of the Aggregate Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation or prepayment shall be in the form of Exhibit F, appropriately completed by an authorized representative of the Borrower, and shall specify: (i) the amount of the Loans to be borrowed or prepaid or the Loans to be Converted or Continued; (ii) the amount (subject to Section 5.2) to be borrowed (and whether any of such borrowing will be a Swingline Loan), Converted, Continued or prepaid; (iii) in the case of a Conversion, the Type of Loan to result from such Conversion; (iv) in the case of a borrowing, the Type of Loan requested and the amount thereof; (v) the currency of the Loan to be borrowed (if the Borrower fails to specify a currency in a loan notice, then the Loan requested shall be made in US Dollars); (vi) in the event a Libor Loan or an IBOR Loan is selected, the duration of the Interest Period therefor; and (vii) the date of borrowing, Conversion, Continuation or prepayment (which shall be a Business Day).

(b) Any notices by the Borrower of the type described in this Section may be made orally or in writing and, if made orally, must be confirmed immediately in writing (which may be by telecopy, provided that such telecopy is promptly followed by delivery of an original signed notice) on the same Business Day on which such oral notice is given; provided that any such oral notice shall be deemed to be controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. The Agent shall notify the affected Lenders of the contents of each such notice on the date of its receipt of the same or, if received after the applicable time set forth above on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Loan applicable to a borrowing of a Loan, or the duration of any Interest Period for any Libor Loan or IBOR Loan, within the time period and otherwise as provided in this Section, such Loan (if outstanding as a Libor Loan or an IBOR Loan) will be automatically Converted into a Base Rate Loan on the last day of the Interest Period for such Libor Loan or IBOR Loan or (if outstanding as a Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Base Rate Loan; provided, however, that in the case of a failure to timely request a continuation of any Libor Loan denominated in an Alternative Currency, such Libor Loan shall be continued as a Libor Loan in its original currency with an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. The Borrower may not borrow any Libor Loan or IBOR Loan, Convert any Base Rate Loan into a Libor Loan or IBOR Loan, Continue any Libor Loan as a Libor Loan or Continue any IBOR Loan as an IBOR Loan if the Applicable Rate for such Libor Loan or IBOR Loan (as applicable) would exceed the Maximum Rate.

(c) Except as otherwise provided herein, a Libor Loan may be continued or converted only on the last day of an Interest Period for such Libor Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Libor Loans (whether in US Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Libor Loans denominated in an Alternative Currency be prepaid, or redenominated into US Dollars in the amount of the US Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

Section 5.4 Prepayments.

(a) Mandatory.

(i) Overadvance. If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall, within one Business Day after the occurrence thereof, prepay Loans in an amount equal to such excess and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess or do a combination of the foregoing in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 5.4(a) unless, after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.

(ii) Swingline Loans. Within one (1) Business Day after any demand therefor by the Agent or the Swingline Lender, the Borrower shall prepay in full the outstanding principal amount of the Swingline Loans.

(iii) Alternative Currency Overadvance. If the Agent notifies the Borrower at any time that the Outstanding Amount of all Loans and L/C Obligations denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans or Cash Collateralize the L/C Obligations denominated in Alternative Currencies or do a combination of the foregoing in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(b) Optional. Subject to Section 5.2 and the provisions of this clause (b), the Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in Section 5.3, prepay or repay Loans in full or in part. Libor Loans and IBOR Loans may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless the Borrower pays to the Agent, for the account of the applicable Lenders or Lender, or, if applicable, to the Swingline Lender, any amounts due under Section 6.5 as a result of such prepayment or repayment.

Section 5.5 Method of Payment.

(a) General. Except as otherwise expressly provided herein, all payments of principal, interest and other amounts to be made by the Borrower under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Lender’s Applicable Lending Office in US Dollars and in immediately available funds by 11:00 a.m. on the date when due. All payments made by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Agent, at the Applicable

Lending Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Agent. All payments of principal in respect of Swingline Loans shall be made directly to the Swingline Lender in US Dollars and in immediately available funds by 11 a.m. on the date when due. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or set-off. Without limiting the generality of the foregoing, the Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in US Dollars in the US Dollar Equivalent of the Alternative Currency payment amount. All payments shall be applied with respect to Libor Loans in the same Alternative Currency until such Revolving Loans are paid in full. The Agent will promptly distribute to each Lender its Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Agent (i) after 11:00 a.m., in the case of payments in US Dollars, or (ii) after the Applicable Time specified by the Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower under this Section shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Application of Payments. Unless the Agent expressly agrees otherwise and subject to the prepayment of any Swingline Loans pursuant to Section 5.4(a)(ii), the Borrower shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default is in existence, the Agent shall apply such payment to outstanding Base Rate Loans prior to any application to any Libor Loans or IBOR Loans). Each payment received by the Agent under any Loan Document for the account of a Lender shall be paid to such Lender by 1:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account of such Lender’s Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest or fees, as the case may be.

Section 5.6 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each advance of Revolving Loans shall be made by the Lenders, each payment of facility fees under Section 4.6, and each termination or reduction of the Aggregate Commitments shall be made, paid or applied (as applicable) pro rata according to the Lenders’ respective Commitment Percentages; (b) the making, Conversion and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Lenders holding Loans of such Type according to their respective Commitment Percentages; and (c) each payment and prepayment of principal of or interest on Revolving Loans by the Borrower shall be made to the Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of its Revolving Loans; provided that as long as no default in the payment of interest exists, payments of interest made when Lenders are holding different Types of Revolving Loans as a result of the application of Section 6.4 shall be made to the Lenders in accordance with the amount of interest owed to each. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

Section 5.7 Sharing of Payments. If a Lender shall obtain, on account of the Revolving Loans made by such Lender or the participations by such Lender in L/C Obligations and Swingline Loans held by it, any payment (whether voluntary, involuntary, by right of set-off or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, it shall promptly purchase from the other Lenders participations in the portions of the Revolving Loans made by them and/or subparticipations in the participations in L/C Obligations and Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share such excess payment pro rata with each of them. To such end, all of the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in accordance with this Section may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness, liability or obligation of the Borrower. The provisions of this Section 5.7 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.9, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swingline Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Section 5.8 Non-Receipt of Funds by the Agent.

(a) Funding by Lenders; Presumption by Agent. In the case of any borrowing of Revolving Loans, each Lender shall make its share of such borrowing available to the Agent in Same Day Funds at the Agent’s Applicable Lending Office for the applicable currency not later than 1:00 p.m., in the case of a borrowing denominated in US Dollars, and not later than the Applicable Time specified by the Agent in the case of a borrowing in an Alternative Currency, in each case, on the Business Day specified in the notice of borrowing. Unless the Agent shall have received notice from a Lender prior to the proposed date of any borrowing of Libor Loans (or, in the case of any borrowing of Base Rate Loans, prior to 12:00 noon on the date of such borrowing) that such Lender will not make available to the Agent such Lender’s share of such borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with Section 5.1 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (a) shall be conclusive, absent manifest error.

(b) Payments by Borrower; Presumption by Agent. Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Overnight Rate. A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.

(c) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 15.2(b) are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment under Section 15.2(b) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment under Section 15.2(b).

Section 5.9 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing that has not been repaid, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all such L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the L/C Issuer or the Swingline Lender, the Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 5.10(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the L/C Issuer and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as Cash Collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 5.9(c). If at any time the Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Agent, pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 5.9 or Section 5.4, 5.10 or 13.2 or Article 2 or 3 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.7(b)(vi))) or (ii) the Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released during the continuance of a Default (and following application as provided in this Section 5.9 may be otherwise applied in accordance with Section 13.2), and (y) the Person providing Cash Collateral and the L/C Issuer or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 5.10 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 15.10.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 13 or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to Section 13.4), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swingline Lender hereunder; third, if so determined by the Agent or requested by the L/C Issuer or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this

Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.10(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall be entitled to receive any facility fee pursuant to Section 4.6 for any period during which that Lender is a Defaulting Lender only to the extent allocable to the sum of (1) the Outstanding Amount of the Revolving Loans funded by it and (2) its Commitment Percentage of the stated amount of Letters of Credit and Swingline Loans for which it has provided Cash Collateral pursuant to Article 2, Article 3, Section 5.4, Section 5.9, or Section 5.10(a)(ii), as applicable (and the Borrower shall (A) be required to pay to each of the L/C Issuer and the Swingline Lender, as applicable, the amount of such fee allocable to its Fronting Exposure arising from that Defaulting Lender and (B) not be required to pay the remaining amount of such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 3.9.

(iv) Reallocation of Commitment Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Articles 2 and 3, the “Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Agent, the Swingline Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 5.10(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 6

Change in Circumstances

Section 6.1 Increased Cost and Reduced Return.

(a) Increased Cost. If any Regulatory Change:

(i) shall subject any Lender or the L/C Issuer (or its Applicable Lending Office) to any tax, duty or other charge with respect to any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate, its Note or its obligation to make any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate available to the Borrower or (as the case may be) issuing or participating in Letters of Credit, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate (other than franchise taxes or taxes imposed on or measured by the net income of such Lender by the jurisdiction in which such Lender is organized, has its principal office or such Applicable Lending Office or is doing business);

(ii) shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (other than the (A) Eurocurrency Reserve Percentage utilized in the determination of the Libor Rate or the IBOR Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth on Schedule 1.1B) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender or L/C Issuer (or its Applicable Lending Office), including the Commitment of such Lender hereunder;

(iii) shall impose on such Lender or L/C Issuer (or its Applicable Lending Office), the London interbank market or the offshore interbank market (with respect to the IBOR Rate) any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments; or

(iv) shall result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Libor Loans.

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing or maintaining any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 6.1(a), the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or maintain any Loan whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate, or to Convert Base Rate Loans into Libor Loans or IBOR Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) Capital Adequacy. If, after the date hereof, any Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time upon demand, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) Claims Under this Section 6.1. Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 6.1 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 6.1 shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 6.2 Limitation on Libor Loans and IBOR Loans. If on or prior to the first day of any Interest Period for any Libor Loan or IBOR Loan:

(a) the Agent (with respect to the Libor Rate) or the Swingline Lender (with respect to the IBOR Rate) determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Libor Base Rate or the IBOR Rate, as applicable, for such Interest Period;

(b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Libor Base Rate will not adequately and fairly reflect the cost to the Lenders of funding Libor Loans (whether denominated in US Dollars or an Alternative Currency) for such Interest Period; or

(c) the Swingline Lender determines (which determination shall be conclusive) and notifies the Agent that the IBOR Rate will not adequately and fairly reflect the cost to the Swingline Lender of funding IBOR Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the amounts or periods, and so long as such condition remains in effect, (i) the Lenders shall be under no obligation to make additional Libor Loans or IBOR Loans (as applicable) available to the Borrower, Continue Libor Loans or IBOR Loans (as applicable) or to Convert Base Rate Loans into Libor Loans or IBOR Loans (as applicable) and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Libor Loans or IBOR Loans (as applicable), either prepay such Libor Loans or IBOR Loans (as applicable) or Convert such Libor Loans or IBOR Loans (as applicable) into Base Rate Loans in accordance with the terms of this Agreement and (ii) the utilization of the Libor Base Rate component in determining the Base Rate shall be suspended.

Section 6.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Libor Base Rate or the IBOR Base Rate (as applicable) (whether denominated in US Dollars or an Alternative Currency) hereunder, then such Lender shall promptly notify the Borrower and the Agent thereof and such Lender’s obligation to make or Continue Libor Loans or IBOR Loans (as applicable) in the affected currency or currencies or to Convert Base Rate Loans into Libor Loans or IBOR Loans (as applicable) shall be suspended until such time as such Lender may again make, maintain and fund Libor Loans or IBOR Loans (as applicable) (in which case the provisions of Section 6.4 shall be applicable). If such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate of which is determined by reference to the Libor Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender, shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Libor Base Rate component of the Base Rate until such time as such Lender may again make and maintain Base Rate Loans the interest rate of which is determined by reference to the Libor Base Rate.

Section 6.4 Treatment of Affected Loans. If the obligation of any Lender to make a particular Libor Loan or IBOR Loan (as applicable) available to the Borrower or to Continue or to Convert Base Rate Loans into, Libor Loans or IBOR Loans (as applicable) shall be suspended pursuant to Section 6.1 or Section 6.3 (Loans of such Type being herein called “Affected Loans”), such Lender’s Affected Loans shall be automatically Converted into Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary, be determined by the Agent without reference to the Libor Base Rate component of the Base Rate) on the last day(s) of the then current Interest Period(s) for the Affected Loans (or, in the case of a Conversion required by Section 6.3, on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to such Conversion no longer exist:

(a) to the extent that such Lender’s Affected Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or Continued by such Lender as Libor Loans or IBOR Loans (as applicable) shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into Libor Loans or IBOR Loans (as applicable) shall remain as Base Rate Loans.

With respect to outstanding Revolving Loans, if such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or Section 6.3 that gave rise to the Conversion of such Lender’s Affected Loans no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Libor Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Libor Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Libor Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitment Percentages.

Section 6.5 Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain any Loan, from fees payable to terminate the deposits from which such funds were obtained, or from the performance of any foreign exchange contract, any customary administrative fees charged by the Lender in connection with the foregoing and any such amounts incurred in connection with syndication of this Agreement) incurred by it as a result of:

(a) any payment, prepayment or Conversion by the Borrower of a Libor Loan or an IBOR Loan for any reason (including the acceleration of the Loans pursuant to Section 13.2) on a date other than the last day of the Interest Period for such Libor Loan or IBOR Loan;

(b) any failure by the Borrower for any reason (including the failure of any condition precedent specified in Article 8 to be satisfied) to borrow, Convert, Continue or prepay a Libor Loan or an IBOR Loan on the date for such borrowing, Conversion, Continuation or prepayment specified in the relevant notice of borrowing, prepayment, Continuation or Conversion under this Agreement; or

(c) any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency;

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 6.5, each Lender shall be deemed to have funded each Libor Loan made by it at the Libor Base Rate used in determining the Libor Rate for such Libor Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Libor Loan was in fact so funded.

Notwithstanding the foregoing provisions of this Section 6.5, if at any time the mandatory prepayment of the Loans pursuant to Section 5.4(a) would result in the Borrower incurring breakage costs under this Section 6.5 as a result of Libor Loans or IBOR Loans being prepaid other than on the last day of an Interest Period applicable thereto (collectively, the “Affected Libor/IBOR Loans”), then the Borrower may in its sole discretion initially deposit a portion (up to 100%) of the amounts that otherwise would have been paid in respect of the Affected Libor/IBOR Loans with the Agent (which deposit, after giving effect to interest to be earned on such deposit prior to the last day of the relevant Interest Periods, must be equal in amount to the amount of Affected Libor/IBOR Loans not immediately prepaid) to be held as security for the obligations of the Borrower hereunder pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Agent, with such cash collateral to be directly applied upon the first occurrence (or occurrences) thereafter of the last day of an Interest Period applicable to the Affected Libor/IBOR Loans (or such earlier date or dates as shall be requested by the Borrower), to repay an aggregate principal amount of the Loans equal to the Affected Libor/IBOR Loans not initially repaid pursuant to this sentence.

Section 6.6 Taxes.

(a) Withholding Taxes. Except as otherwise provided in this Agreement, any and all payments by the Borrower or any Guarantor to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each Lender or the Agent (as applicable), taxes imposed on or measured by its income and franchise taxes imposed on it by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized, located or doing business or any political subdivision thereof, and excluding in the case of any Foreign Lender taxes arising as a result of such Lender’s failure to comply with Section 15.21 (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender or the Agent (as applicable), (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6.6) such Lender or the Agent (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or any Guarantor, as applicable, shall make such deductions, (iii) the Borrower or any Guarantor, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (iv) the Borrower or any Guarantor, as applicable, shall furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

(b) Stamp Taxes, Etc. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c) Tax Indemnification. THE BORROWER AGREES TO INDEMNIFY EACH LENDER AND THE AGENT-RELATED PERSONS FOR THE FULL AMOUNT OF TAXES AND OTHER TAXES (INCLUDING ANY TAXES OR OTHER TAXES IMPOSED OR ASSERTED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 6.6) PAID BY SUCH LENDER OR ANY AGENT-RELATED PERSON (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING PENALTIES, INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, OTHER THAN PENALTIES, ADDITIONS TO TAX, INTEREST AND EXPENSES ARISING AS A RESULT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SUCH LENDER OR AGENT-RELATED PERSON.

ARTICLE 7

Guaranties

Section 7.1 Guaranties. Each Domestic Subsidiary of the Borrower party to the Subsidiary Guaranty as of the Closing Date and any other Subsidiary of the Borrower which at any time Guarantees the indebtedness, liabilities and obligations of the Borrower under any Debt of the Borrower or any Domestic Subsidiary permitted under Section 11.1(l) shall guarantee payment and performance of the Obligations pursuant to the Subsidiary Guaranty. Additionally, the Borrower shall cause one or more of its other Domestic Subsidiaries (if any) to Guarantee (by means of the execution and delivery of a Joinder Agreement) payment and performance of the Obligations pursuant to the Subsidiary Guaranty as follows: (a) in the event that any Domestic Subsidiary of the Borrower which is not a Guarantor has assets of a net book value in excess of $25,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $25,000,000, the Borrower shall cause such Domestic Subsidiary to become a Guarantor as provided by Section 7.2 and (b) in the event that the Borrower’s Domestic Subsidiaries which are not previously Guarantors hereunder have assets, in the aggregate for all such Domestic Subsidiaries, of a net book value in excess of $100,000,000 or gross revenue for the most recently completed four (4) Fiscal Quarters in excess of $100,000,000, the Borrower shall cause one or more of such Subsidiaries to become Guarantors as provided by Section 7.2 with the effect that the assets and gross revenue of the remaining Domestic Subsidiaries of the Borrower which are not Guarantors hereunder do not exceed $100,000,000 as of such date.

Section 7.2 New Guarantors. In the event that the Borrower is required to cause one or more of its Subsidiaries to become Guarantors as set forth in Section 7.1, such new Guarantor or Guarantors (as the case may be) shall, contemporaneously with the delivery of the financial statements required by Section 10.1(a) and Section 10.1(b), execute and deliver to the Agent a Joinder Agreement pursuant to which each such Subsidiary of the Borrower becomes a Guarantor under this Agreement and such other certificates and documentation, including the items otherwise required pursuant to Section 8.1, as the Agent may reasonably request.

ARTICLE 8

Conditions Precedent

Section 8.1 Conditions to Effectiveness. This Agreement shall become effective when each of the conditions precedent set forth in this Section 8.1 has been satisfied or waived with the consent of the Lenders (or, with respect to Sections 8.1(a)(xiii) and 8.1(b), with the consent of the Persons entitled to receive payment). The effectiveness of this Agreement is subject to the conditions that the Agent shall have received all of the following in form and substance satisfactory to the Agent and each Lender:

(a) Deliveries. The Agent shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to the Agent and each of the Lenders:

(i) Resolutions; Authority. For each of the Borrower and the Guarantors, resolutions of its board of directors (or similar governing body) certified by its Secretary or an Assistant Secretary which authorize its execution, delivery and performance of the Loan Documents to which it is or is to be a party;

(ii) Incumbency Certificate. For each of the Borrower and the Guarantors, a certificate of incumbency certified by the Secretary or an Assistant Secretary certifying the names of its officers (A) who are authorized to sign the Loan Documents to which it is or is to be a party (including the certificates contemplated herein) together with specimen signatures of each such officer and (B) who will, until replaced by other officers duly authorized for that purpose, act as its representatives for the purposes of signing documentation and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby;

(iii) Organizational Documents. For each of the Borrower and the Guarantors, the certificate of incorporation, certificate of formation, certificate of limited partnership or other similar document certified by the Secretary of State of the state of its incorporation, formation or organization and dated a current date (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(iv) Bylaws. For each of the Borrower and the Guarantors, the bylaws, operating agreement; partnership agreement or similar agreement certified by its Secretary or an Assistant Secretary (or, in lieu thereof, a certification from the Secretary of such Person that such document has not changed from a certified copy thereof previously delivered to the Agent);

(v) Governmental Certificates. For each of the Borrower and the Guarantors, certificates (dated within thirty (30) days of the Closing Date) of the appropriate Governmental Authorities of the state of incorporation, formation or organization as to its existence and, to the extent applicable, good standing;

(vi) Credit Agreement. This Agreement, together with all Exhibits and other attachments (if any), duly executed by the Borrower, the Agent, the L/C Issuer and the Lenders;

(vii) Notes. The Revolving Notes and the Swingline Note executed by the Borrower;

(viii) Subsidiary Guaranty. The Subsidiary Guaranty, duly executed by each of the Guarantors;

(ix) Disclosure Letter. The Disclosure Letter, together with all Schedules and any other attachments (if any), duly executed by the Borrower in form and substance acceptable to the Agent;

(x) Certificate of Compliance. A certificate of the chief financial officer or the Treasurer of the Borrower setting forth a calculation of the financial covenant in Article 12 as of the Borrower’s Fiscal Quarter ended August 1, 2010 (using the Borrower’s current lease accounting) and stating that the conditions in Section 8.2 have been satisfied;

(xi) Consents. Copies of all material consents or waivers necessary for the execution, delivery and performance by the Borrower and each Guarantor of the Loan Documents to which it is a party, as the Agent may require;

(xii) Opinions of Counsel. Satisfactory opinions of legal counsel to the Borrower and the Guarantors as to such matters as the Agent may request; and

(xiii) Fees. Payment of all fees payable to the Lenders including those fees set forth in the Fee Letter;

(b) Attorney Costs. The Attorney Costs referred to in Section 15.1 for which statements have been presented shall have been paid in full (or shall be paid with the proceeds of the initial Loans made on the Closing Date);

(c) No Material Adverse Change. As of the Closing Date, no material adverse change shall have occurred with respect to (i) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since January 31, 2010 or (ii) in the facts and information regarding such Persons disclosed to the Agent and the Lenders prior to the Closing Date; and

(d) Additional Documentation. The Agent and the Lenders shall have received such additional approvals, opinions or other documentation as the Agent, the L/C Issuer or any Lender may reasonably request.

Without limiting the generality of the provisions of the last paragraph of Section 14.3, for purposes of determining compliance with the conditions specified in this Section 8.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 8.2 All Advances. The obligation of each Lender to make any Loan (including the initial Loans) and the obligation of the L/C Issuer to make any L/C Credit Extension (including the initial L/C Credit Extension) is subject to the following additional conditions precedent:

(a) No Default. No Default shall have occurred and be continuing, or would result from such Loan or L/C Credit Extension;

(b) Representations and Warranties. All of the representations and warranties contained in Article 9 and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan or L/C Credit Extension with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

(c) No Material Adverse Change. No material adverse change shall have occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or the Borrower and its Subsidiaries (taken as a whole) since January 31, 2010.

(d) No Material Adverse Change With Respect to Alternative Currency. In the case of a Loan or an L/C Credit Extension to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Required Lenders (in the case of a Loan to be denominated in an Alternative Currency) or the L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan or L/C Credit Extension to be denominated in the relevant Alternative Currency.

Each notice of borrowing and request for an L/C Credit Extension by the Borrower hereunder shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in this Section 8.2 have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing or L/C Credit Extension, as applicable, as of the date of such borrowing or L/C Credit Extension).

ARTICLE 9

Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement, the Borrower represents and warrants that the following statements are, and after giving effect to the transactions contemplated hereby will be, true, correct and complete:

Section 9.1 Existence, Power and Authority.

(a) The Borrower and each of its Subsidiaries: (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect.

(b) The Borrower and each of its Subsidiaries has the power and authority to execute, deliver and perform its respective obligations under the Loan Documents to which it is or may become a party.

Section 9.2 Financial Condition.

(a) Financial Statements. The Borrower has delivered to the Agent and each Lender (i) audited financial statements of the Borrower and its Subsidiaries as of and for the Fiscal Years ended February 2, 2008, February 1, 2009 and January 31, 2010 and (ii) unaudited financial statements of the Borrower and its Subsidiaries as of and for the portion of the current (as of the date hereof) Fiscal Year through the period ended August 1, 2010. Except as set forth on Schedule 9.2 to the Disclosure Letter, such financial statements have been prepared in accordance with GAAP (subject to year-end audit adjustments and the absence of footnotes in the case of the financial statements described in clause (ii) preceding), and present fairly the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in the financial statements referred to in clause (ii) preceding. Since the date of the latest audited financial statements referred to in clause (i) preceding, no material adverse change has occurred with respect to the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower (individually) or of the Borrower and its Subsidiaries (taken as a whole).

(b) Projections. The projections delivered by the Borrower to the Agent and included in the Offering Memorandum have been prepared by the Borrower in light of the past operation of the business of the Borrower and its Subsidiaries. All such projections represent, as of the date thereof, a good faith estimate by the Borrower and its senior management of the financial conditions and performance of the Borrower and its Subsidiaries based on assumptions believed to be reasonable at the time made (provided that the performance of the Borrower and its Subsidiaries may vary from such projections).

Section 9.3 Corporate and Similar Action; No Breach. The execution, delivery and performance by the Borrower and each of its Subsidiaries of the Loan Documents to which it is or may become a party, compliance with the terms and provisions thereof, the issuance of Letters of Credit, the borrowings hereunder and the use of proceeds thereof have been duly authorized by all requisite action on the part of the Borrower and each of its Subsidiaries, respectively, and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or other organizational documents (as applicable) of such Person, (ii) any applicable law, rule or regulation or any order, writ, injunction or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which such Person is a party or by which any of them or any of their property is bound or subject or (b) constitute a default under any such material agreement or instrument, or result in the creation or imposition of any Lien upon any of the revenues or assets of such Person.

Section 9.4 Operation of Business. Each of the Borrower and its Subsidiaries possesses all material licenses, Permits, franchises, patents, copyrights, trademarks and tradenames or rights thereto necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and neither the Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where such violation could be expected to have a Material Adverse Effect. Except as set forth in Schedule 9.4 to the Disclosure Letter, since January 31, 2010, the Borrower and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course.

Section 9.5 Litigation and Judgments. Except as set forth in Schedule 9.5 to the Disclosure Letter, there is no action, suit, investigation or proceeding before or by any Governmental Authority or arbitrator pending or threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. As of the Closing Date, except as set forth in Schedule 9.5 to the Disclosure Letter, there are no outstanding judgments against the Borrower or any of its Subsidiaries in excess of $1,000,000.

Section 9.6 Rights in Properties; Liens. The Borrower and each of its Subsidiaries has good title to or valid leasehold interests in its respective Properties, real and personal, and none of such Properties or leasehold interests of the Borrower or any of its Subsidiaries is subject to any Lien, except as permitted by Section 11.2.

Section 9.7 Enforceability. The Loan Documents to which the Borrower or any Subsidiary of the Borrower is a party, when executed and delivered, shall constitute the legal, valid and binding obligations of the Borrower or such Subsidiary, as applicable, enforceable against such Person in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and general principles of equity.

Section 9.8 Approvals. No authorization, approval or consent of, and no filing or registration with, any Governmental Authority or other third-party is or will be necessary for the execution, delivery or performance by the Borrower or any Subsidiary of the Borrower of the Loan Documents to which it is or may become a party, except where the failure to obtain any such authorization, approval or consent could not reasonably be expected to have a Material Adverse Effect, or for the validity or enforceability thereof.

Section 9.9 Debt. Neither the Borrower nor any of its Subsidiaries has any Debt, except as set forth in Schedule 9.9 to the Disclosure Letter or as otherwise permitted by Section 11.1.

Section 9.10 Taxes. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, the Borrower and each Subsidiary of the Borrower have filed all federal and other material tax returns required to be filed, including all income, franchise and employment tax returns, and all material property and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges and other levies shown as due and payable on such returns and all other material liabilities for taxes, assessments, governmental charges and other levies that are due and payable other than, in each case, those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established in accordance with GAAP. Except as set forth in Schedule 9.10 to the Disclosure Letter or, after the Closing Date, matters which do not violate Section 10.4, there is no pending investigation of the Borrower or any Subsidiary of the Borrower by any taxing authority with respect to any liability for tax or of any pending but unassessed tax liability of the Borrower or any Subsidiary of the Borrower.

Section 9.11 Margin Securities. The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 11.2 or Section 11.8 or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 13.1(i) will be margin stock.

Section 9.12 ERISA. With respect to each Plan, the Borrower and each Subsidiary of the Borrower is in compliance with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. As of the Closing Date, no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to each Plan. Except as set forth in Schedule 9.12 to the Disclosure Letter, the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower, any of its Subsidiaries nor any ERISA Affiliate has any outstanding liability to the PBGC under ERISA (other than liability for the payment of PBGC premiums in the ordinary course of business).

Section 9.13 Disclosure. All factual information furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information hereafter furnished by or on behalf of the Borrower or any Subsidiary of the Borrower to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided (it being recognized by the Lenders that projections and estimates as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any such projections and estimates may differ from projected or estimated results).

Section 9.14 Subsidiaries; Capitalization. As of the Closing Date, the Borrower has no other Subsidiaries other than those listed in Schedule 9.14 to the Disclosure Letter. As of the Closing Date, Schedule 9.14 to the Disclosure Letter sets forth the jurisdiction of incorporation or organization of the Borrower and its Subsidiaries, the percentage of the Borrower’s ownership of the outstanding Voting Stock of each Subsidiary of the Borrower, and the authorized, issued and outstanding Capital Stock of the Borrower and each Subsidiary of the Borrower. All of the outstanding Capital Stock of the Borrower and its Subsidiaries has been validly issued, is fully paid, is nonassessable and has not been issued in violation of any preemptive or similar rights. As of the Closing Date, except as disclosed in Schedule 9.14 to the Disclosure Letter, there are (a) no outstanding subscriptions, options, warrants, calls or rights (including preemptive rights) to acquire, and no outstanding securities or instruments convertible into, Capital Stock of the Borrower or any of its Subsidiaries and (b) no shareholder agreements, voting trusts or similar agreements in effect and binding on any shareholder of (i) to the Borrower’s knowledge, the Borrower or any of its Capital Stock or (ii) any Subsidiary of the Borrower or any of their respective Capital Stock. All shares of Capital Stock of the Borrower and its Subsidiaries were issued in compliance with all applicable state and federal securities laws.

Section 9.15 Material Agreements. Except as set forth in Schedule 9.15 to the Disclosure Letter, neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is in default, or has knowledge of facts or circumstances that with the giving of notice or passage of time or both could be expected to result in a default, in any respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument (including any indenture, loan or credit agreement, or any lease or other similar agreement or instrument) to which it is a party where such default could be expected to cause a Material Adverse Effect.

Section 9.16 Compliance with Laws. Neither the Borrower nor any of its Subsidiaries is in violation of any law, rule, regulation, order or decree of any Governmental Authority or arbitrator except for violations which could not be expected to have a Material Adverse Effect.

Section 9.17 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.

Section 9.18 [Reserved].

Section 9.19 Environmental Matters.

Except as disclosed on Schedule 9.19 to the Disclosure Letter:

(a) to the Borrower’s knowledge, the Borrower, each Subsidiary of the Borrower, and all of their respective properties, assets and operations are in compliance with all Environmental Laws; neither the Borrower nor any of its Subsidiaries has knowledge of, nor has the Borrower or any Subsidiary of the Borrower received notice of, any past, present or future condition, event, activity, practice or incident which interferes with or prevents the compliance or continued compliance of the Borrower or its Subsidiaries with all Environmental Laws;

(b) the Borrower and its Subsidiaries have obtained and maintained, and are in material compliance with, all material Permits, licenses and authorizations that are required under applicable Environmental Laws;

(c) except in compliance in all material respects with applicable Environmental Laws, during the course of the Borrower’s or any of its Subsidiaries’ ownership of or operations on any real Property, there has been no generation, treatment, recycling, storage or disposal of hazardous waste, as that term is defined in 40 CFR Part 261 or any state equivalent, use of underground storage tanks or surface impoundments, use of asbestos-containing materials or use of polychlorinated biphenyls (PCB) in hydraulic oils, electrical transformers or other equipment that could reasonably be expected to have a Material Adverse Effect, and the use which the Borrower and its Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal or Release of any Hazardous Material on, in or from any of their properties or assets that could reasonably be expected to have a Material Adverse Effect;

(d) neither the Borrower, any of its Subsidiaries, nor any of their respective currently or previously owned or leased Properties or operations is subject to any outstanding or, to their knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) there are no conditions or circumstances associated with the currently or previously owned or leased Properties or operations of the Borrower or any Subsidiary of the Borrower that could reasonably be expected to result in any Environmental Liabilities or to have a Material Adverse Effect;

(f) neither the Borrower nor any of its Subsidiaries is or operates a treatment, storage or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any comparable provision of state law, and except as would not reasonably be expected to have a Material Adverse Effect, each of the Borrower and each Subsidiary of the Borrower is in compliance with all applicable financial responsibility requirements of all applicable Environmental Laws;

(g) neither the Borrower nor any of its Subsidiaries has filed or failed to file any notice required under applicable Environmental Law reporting an unauthorized Release; and

(h) no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary of the Borrower.

Section 9.20 [Reserved].

Section 9.21 Employee Matters. Except as set forth on Schedule 9.21 to the Disclosure Letter, as of the Closing Date (a) neither the Borrower nor any of its Subsidiaries, nor any of their respective employees, is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of the Borrower or any Subsidiary of the Borrower and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of the Borrower or any Subsidiary of the Borrower and (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of the Borrower and the Subsidiaries of the Borrower after due inquiry, threatened between the Borrower or any Subsidiary of the Borrower and its respective employees.

Section 9.22 Solvency. Each of the Borrower and the Subsidiary Guarantors, individually and on a consolidated basis, is Solvent.

ARTICLE 10

Affirmative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), it will perform and observe the following covenants:

Section 10.1 Reporting Requirements. The Borrower will furnish to the Agent and each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within seventy-five (75) days (or not later than the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) after the end of each Fiscal Year of the Borrower: (i) a copy of the annual audit report of the Borrower for such

Fiscal Year containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail and audited and certified on an unqualified basis by Deloitte & Touche LLP or by other independent registered public accounting firm of recognized standing selected by the Borrower and reasonably acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) an opinion of such Registered Public Accounting Firm independently assessing the Company’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley; and (iii) a copy of the annual unaudited report of the Borrower and its Subsidiaries for such Fiscal Year containing, on a consolidating basis balance sheets and statements of income, retained earnings and cash flows as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, and in reasonable detail certified by the chief financial officer or Treasurer of the Borrower to have been prepared in accordance with GAAP (except for the absence of footnotes and subject to normal year-end audit adjustments) and to fairly present the financial condition and results of operation of the Borrower and its Subsidiaries, on a consolidating basis at the date and for the Fiscal Year then ended;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days (or not later than the date on which consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws) for each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, beginning with the Fiscal Quarter ending October 31, 2010, a copy of an unaudited financial report of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended containing, on a consolidated basis, a balance sheet and statements of income, retained earnings and cash flows, in each case setting forth in comparative form the figures for the corresponding period of the preceding Fiscal Year, all in reasonable detail certified by the chief financial officer or Treasurer of the Borrower to have been prepared in accordance with GAAP and to fairly present the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis, at the date and for the periods indicated therein, subject to normal year-end audit adjustments and the absence of footnotes;

(c) Compliance Certificate. As soon as available, and in any event accompanying the financial statements delivered in accordance with Section 10.1(a) and Section 10.1(b), a Compliance Certificate, together with schedules setting forth the calculations supporting the computations therein;

(d) Notice of Litigation, Etc. Promptly after receipt by the Borrower or any Subsidiary of the Borrower of notice of the commencement thereof, notice of all actions, suits and proceedings by or before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary of the Borrower which, if determined adversely to the Borrower or such Subsidiary of the Borrower, could reasonably be expected to have a Material Adverse Effect;

(e) Notice of Default. As soon as possible and in any event within two (2) Business Days after the chief executive officer, president, chief financial officer, any vice president, secretary, assistant secretary, treasurer or any assistant treasurer of the Borrower has knowledge of the occurrence of a Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(f) ERISA. As soon as possible and in any event within thirty (30) days after the Borrower or any Subsidiary of the Borrower knows, or has reason to know, that

(i) any Termination Event with respect to a Plan has occurred or will occur,

(ii) the aggregate present value of the Unfunded Vested Accrued Benefits under all Plans is equal to an amount in excess of $0 or

(iii) the Borrower or any Subsidiary of the Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of the Borrower’s or any of its Subsidiaries’ complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, the Borrower will provide the Agent and the Lenders with a certificate of its chief financial officer or Treasurer setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required by the PBGC or any other Governmental Authority with respect to such event;

(g) Notice of Material Adverse Effect. As soon as possible and in any event within four (4) Business Days of the discovery of any event or condition that could reasonably be expected to have a Material Adverse Effect, notice of the same;

(h) Proxy Statements, Periodic Reporting, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to its stockholders generally and one copy of each regular, periodic or special report, registration statement or prospectus filed by the Borrower or any Subsidiary of the Borrower with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(i) General Information. Promptly, such other information concerning the Borrower or any Subsidiary of the Borrower as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1(a), (b) or (h) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 15.12 or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Agent and each Lender of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything to the contrary contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 10.1(c) to the Agent and each of the Lenders. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 15.20); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 10.2 Maintenance of Existence; Conduct of Business. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, preserve and maintain (a) its corporate existence and (b) all of its leases, privileges, Permits, franchises, qualifications and rights that are necessary in the ordinary conduct of its business. The Borrower will, and will cause each Subsidiary of the Borrower to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 10.3 Maintenance of Properties. Except as permitted by Section 11.3, the Borrower will, and will cause each Subsidiary of the Borrower to, maintain, keep and preserve all of its material Properties necessary in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 10.4 Taxes and Claims. The Borrower will, and will cause each Subsidiary of the Borrower to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments and governmental charges imposed on it or its income or profits or any of its property and (b) all lawful claims for labor, material and supplies, which, if unpaid, might become a Lien upon any of its property; provided that neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or discharge any tax, levy, assessment or governmental charge or charge for labor, material and supplies (i) which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves in accordance with GAAP have been established and (ii) if the failure to pay the same would not result in a Lien on the Property of the Borrower or a Subsidiary of the Borrower other than a Permitted Lien.

Section 10.5 Insurance. To the extent reasonably available at commercially reasonable expense, the Borrower will, and will cause each of its Subsidiaries to, keep insured by financially sound and reputable insurers that are not Affiliates of the Borrower all Property of a character usually insured by responsible businesses engaged in the same or a similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations or entities and carry such other insurance as is usually carried by such businesses.

Section 10.6 Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit representatives and agents of the Agent and each Lender, during normal business hours and upon reasonable notice to the Borrower, to examine, copy and make extracts from the Borrower’s or any of such Subsidiaries’ books and records, to visit and inspect the Borrower’s or any of such Subsidiaries’ Properties and to discuss the business, operations and financial condition of the Borrower or any of its Subsidiaries with the officers and independent certified public accountants of such Person. The Borrower will, and will cause each of its Subsidiaries to, authorize its accountants in writing (with a copy to the Agent) to comply with this Section. The Agent or its representatives may, at any time and from time to time at the Borrower’s expense, conduct field exams for such purposes as the Agent or the Required Lenders may reasonably request.

Section 10.7 Keeping Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 10.8 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws (including all Environmental Laws, ERISA, the Code, Regulation U and Regulations T and X of the FRB), rules, regulations, orders and decrees of a material nature of any Governmental Authority or arbitrator other than any such laws, rules, regulations, orders and decrees contested by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP and satisfactory to the Agent are established with respect thereto and except for violations which could not reasonably be expected to have a Material Adverse Effect.

Section 10.9 Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, comply with all agreements, contracts and instruments binding on it or affecting its properties or business other than such noncompliance which could not reasonably be expected to have a Material Adverse Effect.

Section 10.10 Further Assurances.

(a) Further Assurance. The Borrower will, and will cause each of its Subsidiaries to, execute and/or deliver pursuant to this clause (a) such further documentation and take such further action as may be reasonably requested by the Required Lenders to carry out the provisions and purposes of the Loan Documents.

(b) Subsidiary Joinder. The Borrower shall, and shall cause each Domestic Subsidiary of the Borrower to, execute and deliver to the Agent such documentation, including a Joinder Agreement, as the Agent may require to cause each such Domestic Subsidiary to become a party to the Subsidiary Guaranty as required by Article 7.

Section 10.11 ERISA. With respect to each Plan, the Borrower will, and will cause each of its Subsidiaries to, comply with all minimum funding requirements and all other material requirements of ERISA so as not to give rise to any liability in excess of $5,000,000.

ARTICLE 11

Negative Covenants

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), the Borrower will perform and observe the following covenants:

Section 11.1 Debt. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Debt, except:

(a) Debt to the Lenders pursuant to the Loan Documents;

(b) Debt described on Schedule 9.9 to the Disclosure Letter and any extensions, renewals or refinancings of such existing Debt so long as (i) the principal amount of such Debt after such renewal, extension or refinancing shall not exceed the principal amount of such Debt which was outstanding immediately prior to such renewal, extension or refinancing and (ii) such Debt shall not be secured by any assets other than assets securing such Debt, if any, prior to such renewal, extension or refinancing;

(c)(i) Debt of a Subsidiary Guarantor owed to the Borrower or another Subsidiary Guarantor; provided that such Debt must according to its terms be fully subordinate in all respects to any of such Subsidiary Guarantor’s indebtedness, liabilities or obligations to the Agent and the Lenders pursuant to any Loan Document; (ii) Debt between Subsidiaries that are not Subsidiary Guarantors; and (iii) Debt of any Subsidiary that is not a Subsidiary Guarantor owed to the Borrower or a Subsidiary Guarantor to the extent the related loan or advance was permitted under Section 11.5(b) or 11.5(c);

(d) Guarantees and other Debt incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, banker’s acceptances and other similar obligations including those of the type described in Section 11.2(f);

(e) Debt constituting purchase money Debt (including Capital Lease Obligations) and secured by purchase money Liens permitted by Section 11.2(g), provided upon the incurrence of any such Debt, the aggregate principal amount of all Debt outstanding under this Section 11.1(e) shall not exceed an amount equal to fifteen percent (15.0%) of the Borrower’s Tangible Net Worth at such time;

(f) Debt of the type described in clause (l) of the definition of Debt, such Debt, in aggregate principal or principal equivalent amount, not to exceed at any time an amount equal to twenty percent (20.0%) of the Borrower’s Tangible Net Worth;

(g) Debt constituting obligations to reimburse worker’s compensation insurance companies for claims paid by such companies on behalf of the Borrower or any Subsidiary of the Borrower in accordance with the policies issued to the Borrower or any such Subsidiary;

(h) Debt secured by the Liens permitted by Section 11.2(d) and Section 11.2(e);

(i) unsecured Debt arising under, created by and consisting of Hedge Agreements, provided, (i) such Hedge Agreements shall have been entered into for the purpose of hedging actual risk and not for speculative purposes and (ii) that each counterparty to such Hedge Agreement shall be a Lender (or an Affiliate thereof) or shall be rated at least AA- by Standard and Poor’s Rating Service or Aa3 by Moody’s Investors Service, Inc.;

(j) Debt arising from endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business of the Borrower or a Subsidiary of the Borrower;

(k) Debt consisting of commercial letters of credit and reimbursement obligations therefor (and Guarantees of such reimbursement obligations) incurred in the ordinary course of business;

(l) Guarantees of Debt to the extent such Debt is otherwise permitted by this Section 11.1; and

(m) in addition to the Debt described in the foregoing clauses (a) through (l), other Debt (including with respect to standby letters of credit) which does not exceed twenty-five percent (25.0%) of the Borrower’s Tangible Net Worth in aggregate principal amount at any time outstanding.

Section 11.2 Limitation on Liens and Restrictions on Subsidiaries. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, incur, create, assume or permit to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except the following:

(a) existing Liens described on Schedule 11.2 to the Disclosure Letter and the continuation or renewals of Liens in connection with any extensions, renewals or refinancings of the Debt secured by such Liens as permitted under Section 11.1(b), provided that (i) no such Lien is expanded to cover any additional Property (other than after acquired title in or on such Property and proceeds of the existing collateral) after the Closing Date and (ii) no such Lien is spread to secure any additional Debt after the Closing Date;

(b) Liens in favor of the Agent, for the benefit of the Agent and the holders of the Obligations;

(c) encumbrances consisting of easements, zoning restrictions or other restrictions on the use of real Property that do not (individually or in the aggregate) materially detract from the value of the real Property encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such real Property in its business;

(d) Liens for taxes, assessments or other governmental charges (but excluding environmental Liens or Liens under ERISA) that are not delinquent or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP;

(e) contractual or statutory Liens of mechanics, materialmen, warehousemen, carriers, landlords or other similar Liens securing obligations that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with GAAP and are incurred in the ordinary course of business;

(f) Liens resulting from deposits to secure payments of worker’s compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, leases, insurance contracts, surety and appeal bonds, bids and other contracts incurred in the ordinary course of business (other than for payment of Debt);

(g) Liens for purchase money obligations and Liens securing Capital Lease Obligations; provided that (i) the Debt secured by any such Lien is permitted under Section 11.1(e) and (ii) any such Lien encumbers only the Property so purchased or leased and the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto;

(h) any attachment or judgment Lien not constituting an Event of Default;

(i) any interest or title of a licensor, lessor or sublessor under any license or lease and any interest or title of a licensee, lessee or sublessee under any license, cross-license or lease in any event entered into in the ordinary course of business and not otherwise prohibited by the terms of this Agreement;

(j) Liens against equipment arising from precautionary UCC financing statement filings regarding operating leases entered into by such Person in the ordinary course of business;

(k) Liens in favor of financial institutions arising as a matter of law or otherwise and encumbering deposits of cash or financial assets (including the right of set-off) held by such financial institutions in the ordinary course of business in connection with deposit or securities accounts, provided that no such account is (x) a dedicated cash collateral account and/or is subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board and (y) intended by the Borrower or any Subsidiary to provide collateral to the applicable financial institution;

(l) Liens (including statutory and common law liens) in or against goods, documents or instruments, including proceeds (including insurance proceeds), products, accessions, substitutions and replacements related thereto, related to or arising out of commercial or documentary letter of credit transactions, to the extent that such letter of credit transactions constitute permitted Debt under Section 11.1(k);

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties incurred in the ordinary course of business in connection with the importation of goods, which customs duties are not overdue; and

(n) Liens securing Debt in an aggregate principal amount outstanding at any time not exceeding $25,000,000.

Section 11.3 Mergers, Etc. The Borrower will not, nor will it permit any Subsidiary of the Borrower to merge with or consolidate with any Person or purchase or otherwise acquire all or a substantial part of the business or Property of any Person or all or a substantial part of the business or Property of a division or branch of a Person or a majority interest in the Capital Stock of any Person, or wind-up, dissolve or liquidate itself; provided that notwithstanding the foregoing or any other provision of this Agreement as long as no Default exists or would result therefrom:

(a) a Subsidiary of the Borrower may wind-up, dissolve or liquidate if its Property is transferred to the Borrower or a Wholly-Owned Subsidiary;

(b) any Subsidiary of the Borrower may merge or consolidate with the Borrower (provided the Borrower is the surviving entity) or a Wholly-Owned Subsidiary (provided the Wholly-Owned Subsidiary is the surviving entity);

(c) the Borrower or any Wholly-Owned Subsidiary may make Permitted Acquisitions; and

(d) to the extent the Required Lenders agree in writing, the Borrower or any Wholly-Owned Subsidiary may make additional acquisitions not included in Permitted Acquisitions.

Section 11.4 [Reserved].

Section 11.5 Investments. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, make or permit to remain outstanding any advance, loan, extension of credit or capital contribution to or investment in any Person, or purchase or own any stocks, bonds, notes, debentures or other Securities of any Person (all the foregoing, herein “Investments”), except:

(a) Permitted Acquisitions;

(b) the Borrower or any Wholly-Owned Subsidiary may make Investments in Domestic Subsidiaries;

(c)(i) the Borrower or any Subsidiary Guarantor may make Investments in Foreign Subsidiaries; provided that (A) the aggregate amount of all Investments in Foreign Subsidiaries shall not exceed an amount equal to twenty-five percent (25.0%) of the Borrower’s consolidated assets at the time of making any such Investment and (B) such Investments in Foreign Subsidiaries which constitute advances, loans, extensions of credit, bonds, notes or debentures owed to the Borrower shall at all times be subordinate in all respects to the Obligations or any indebtedness, liability or obligation of such Foreign Subsidiary to the Agent and the Lenders (if any) under any Loan Document and must otherwise be in compliance with Section 11.1 and Section 11.3 and (ii) any Foreign Subsidiary may make Investments in other Foreign Subsidiaries;

(d) other Investments provided upon making any such Investment, the aggregate amount of all Investments outstanding under this Section 11.5(d) shall not exceed an amount equal to twenty-five percent (25.0%) of the Borrower’s Tangible Net Worth at such time;

(e) readily marketable direct obligations of the U.S. or any agency thereof with maturities of one year or less from the date of acquisition;

(f) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the U.S. having capital and surplus in excess of $250,000,000 and repurchase and reverse repurchase obligations entered into with any such commercial bank;

(g) commercial paper of a domestic issuer and equity or debt Securities of a domestic issuer if at the time of purchase such paper or debt Securities of such issuer is rated in one of the two highest rating categories of Standard and Poor’s Rating Service or Moody’s Investors Service, Inc. or any successor thereto;

(h) Investments received in connection with the settlement of delinquent obligations of, and disputes with, customers and suppliers and other trade debtors arising in the ordinary course of business;

(i) Investments in money market mutual funds registered with the Securities and Exchange Commission meeting the requirements of Rule 2a-7 promulgated under the Investment Company Act of 1940, which funds are rated in one of the two highest rating categories of Standard and Poor’s Rating Service or Moody’s Investors Service, Inc. or any successor thereto;

(j) extensions of trade credit in the ordinary course of business and prepayments and other credits to suppliers or vendors made in the ordinary course of business;

(k) to the extent permitted under applicable law, the Borrower and any Wholly-Owned Subsidiary may make loans and advances to officers, directors and employees in the ordinary course of business and consistent with past practices up to an aggregate amount at any time outstanding of not more than $5,000,000;

(l) Investments existing on the Closing Date and listed on Schedule 11.5 to the Disclosure Letter;

(m) Investments consisting of non-cash consideration received from any disposition of assets permitted under Section 11.8;

(n) Hedge Agreements permitted by Section 11.1(i); and

(o) Investments consisting of purchases of debt Securities or other extensions of credit by the Borrower or any Subsidiary of the Borrower to the lessor/purchaser in connection with Permitted Sale-Leasebacks.

The amount of Investments pursuant to Section 11.5(c)(i) preceding shall be the amount of all cash or other Property invested, loaned, advanced or otherwise contributed to all Foreign Subsidiaries of the Borrower pursuant to such clause whether such Investments are made as a single transaction or as one of a series of transactions, and such amount shall be determined at the time of making of each Investment or portion thereof if in connection with a series of transactions.

Section 11.6 Limitation on Issuance of Capital Stock of Subsidiaries. The Borrower will not permit any Subsidiary of the Borrower to at any time issue, sell, assign or otherwise dispose of, except to the Borrower or a Wholly-Owned Subsidiary or in connection with a Permitted Acquisition, (a) any Capital Stock of a Subsidiary of the Borrower, (b) any Securities exchangeable for or convertible into or carrying any rights to acquire any Capital Stock of a Subsidiary of the Borrower or (c) any option, warrant or other right to acquire any Capital Stock of a Subsidiary of the Borrower.

Section 11.7 Transactions with Affiliates. Without limiting any other provision of this Article XI, the Borrower will not, nor will it permit any Subsidiary of the Borrower to, enter into any transaction, including the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as used in this Section 11.7 the term “Affiliate” shall exclude any Subsidiary of the Borrower, and when such term is used with respect to a Subsidiary of the Borrower, shall exclude the Borrower) of the Borrower or such Subsidiary of the Borrower, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

Section 11.8 Disposition of Assets. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, sell, lease, assign, transfer or otherwise voluntarily dispose of any of its Property other than (a) sales of inventory in the ordinary course of business, (b) sales or other dispositions of assets in the ordinary course of business in connection with the closing of any retail location of the Borrower or any Subsidiary of the Borrower, (c) dispositions of obsolete or worn out equipment in the ordinary course of business, (d) transfers or dispositions of assets by a Subsidiary to the Borrower or a Wholly-Owned Subsidiary, (e) transfers or dispositions of assets by the Borrower to a Subsidiary, provided that, with respect to transfers or dispositions to a Foreign Subsidiary, such transfers or dispositions are otherwise permitted by Section 11.5(c), (f) transfers consisting of the lease or licenses of Property in the ordinary course of business consistent with past practice (g) other transfers permitted pursuant to this Article XI, and (h) sales or other dispositions of assets in any Fiscal Year where the net book value of the assets disposed of does not exceed 10% of the Borrower’s Tangible Net Worth as of the last day of the immediately preceding Fiscal Year.

Section 11.9 Lines of Business. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, engage in any material line or lines of business activity other than the business activities in which they are engaged on the Closing Date or a business reasonably related, incidental or complementary thereto.

Section 11.10 Limitations on Restrictions Affecting the Borrower and its Subsidiaries. Neither the Borrower nor any Subsidiary of the Borrower (i) shall enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien in favor of the Agent and the Lenders under the Loan Documents upon its Properties, whether now owned or hereafter acquired, or (ii) will create or suffer to exist or become effective any consensual restriction of any kind on the ability of the Borrower or any Subsidiary of the Borrower to (a) pay dividends or make any other distribution on any of a Subsidiary’s Capital Stock, (b) pay any Debt owed to the Borrower or any Subsidiary of the Borrower, (c) make loans or advances to the Borrower or any Subsidiary of the Borrower, (d) transfer any Property of the Borrower or any Subsidiary of the Borrower to any other Person, or (e) make any prepayment of any of the Obligations, if any such restriction is materially more burdensome to the Borrower or any Subsidiary of the Borrower than any similar restriction in this Agreement or any other Loan Document, provided that the foregoing shall not apply to: (1) restrictions and conditions imposed by applicable law; (2) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be); (3) restrictions with respect to the disposition or transfer of assets or property in asset sale agreements, stock sale agreements and other similar agreements in respect of transactions not otherwise prohibited hereunder, pending the closing of such disposition or transfer (provided that in each case (A) the Borrower or any Subsidiary party to any such agreement is the seller, and (B) such restrictions are limited to the property or assets that are the subject of such agreement); (4) customary restrictions with respect to the disposition or distribution of assets or property in joint venture agreements, partnership agreements and other similar agreements entered into in the ordinary course of business and in respect of transactions not otherwise prohibited hereunder, in each case so long as the joint venture, partnership or other subject of such agreement is not a Subsidiary of the Borrower; and (5) restrictions in agreements evidencing Debt permitted by Section 11.1(b), (e) or (f) that impose restrictions on the property financed by or the subject of such Debt (including the products, proceeds (including insurance proceeds), accessions, replacements, substitutions and improvements thereto) and restrictions in agreements evidencing Liens permitted by Section 11.2(a), (f) (g) or (n) which affect only the assets subject to such Liens; and (6) restrictions imposed by the Loan Documents (and, for the avoidance of doubt, any agreements in favor of a Lender that incorporate by reference any of the covenants in Article 11 or Article 12 of this Agreement, so long as such agreements are otherwise permitted by the terms of this Agreement).

Section 11.11 Environmental Protection. The Borrower will not, nor will it permit any Subsidiary of the Borrower to, (a) use (or permit any tenant to use) any of its Properties for the handling, processing, storage, transportation or disposal of any Hazardous Material except in compliance with applicable Environmental Laws, (b) generate any Hazardous Material except in compliance with applicable Environmental Laws, (c) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material in violation of any Environmental Law or (d) otherwise conduct any activity or use any of its Properties in any manner that in any material respect violates or is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary of the Borrower would be responsible that could be expected to have a Material Adverse Effect.

Section 11.12 ERISA. The Borrower will not, nor will it permit any Subsidiary of the Borrower to:

(a) allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unreserved liability for benefits under any Plan (exclusive of any Multiemployer Plan) in excess of $5,000,000 to exist or to be created; or

(b) with respect to any Multiemployer Plan, allow or take (or permit any ERISA Affiliate to take) any action which would cause any unfunded or unpaid liability by the Borrower or any ERISA Affiliate to any Multiemployer Plan in excess of $5,000,000 to exist or to be created, either individually as to any such Plan or in the aggregate as to all such Plans.

ARTICLE 12

Financial Covenant

The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Lender has any Commitment hereunder or any Letter of Credit shall remain outstanding (unless such Letter of Credit is Cash Collateralized in full), the Borrower shall not permit the Leverage Ratio calculated as of the end of any Fiscal Quarter, for the preceding twelve (12) Fiscal Periods then ending, to exceed 3.50 to 1.0.

ARTICLE 13

Default

Section 13.1 Events of Default. Each of the following shall be deemed an “Event of Default”:

(a) the Borrower shall fail to pay (i) when due and in the currency required any principal owing with respect to any Loan or any L/C Obligation payable under any Loan Document or any part thereof, (ii) within three (3) Business Days of the date due any interest on any Loan or any L/C Obligation or fees payable under the Loan Documents or any part thereof or (iii) within three (3) Business Days after the date the Borrower receives written notice of the failure to pay when due, any other Obligation or any part thereof, or any indebtedness, liability or obligation due to any Lender under any Hedge Agreement;

(b) any representation, warranty or certification made or deemed made by the Borrower or any Subsidiary of the Borrower (or any of their respective officers) in any Loan Document or in any certificate, report, notice or financial statement furnished at any time in connection with any Loan Document shall be false, misleading or erroneous in any material respect when made or deemed to have been made;

(c) the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any covenant, agreement or term contained in Section 2.4, Section 5.4(a), Section 10.1, Section 10.2, Section 10.6, Section 10.10, Article 11 (other than related to non-consensual Liens under Section 11.2) or Article 12;

(d) the Borrower or any Subsidiary of the Borrower shall fail to perform, observe or comply with any other agreement or term contained in any Loan Document (other than as described in Section 13.1(a), Section 13.1(b) or Section 13.1(c)) and (i) such failure shall continue for a period of thirty (30) days after the earlier of (A) the date the Agent provides the Borrower with notice thereof or (B) the date the Borrower should have notified the Agent thereof in accordance with Section 10.1(e) or (ii) as otherwise specifically provided by any other Loan Document;

(e) the Borrower or any Subsidiary of the Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator or the like of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the “Bankruptcy Code”), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to or be generally unable to pay its debts as such debts become due or (vii) take any corporate action for the purpose of effecting any of the foregoing;

(f)(i) a proceeding or case shall be commenced, without the application, approval or consent of the Borrower or any Subsidiary of the Borrower in any court of competent jurisdiction, seeking (A) its reorganization, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts, (B) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Borrower or such Subsidiary or of all or any substantial part of its Property or (C) similar relief in respect of the Borrower or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or readjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days or (ii) an order for relief against the Borrower or any Subsidiary shall be entered in an involuntary case under the Bankruptcy Code;

(g) the Borrower or any Subsidiary of the Borrower shall fail within a period of thirty (30) days after the commencement thereof to discharge or obtain a stay of any attachment, sequestration, forfeiture or similar proceeding or proceedings involving an aggregate amount in excess of $15,000,000 against any of its assets or Properties;

(h) a final judgment or judgments for the payment of money in excess of $15,000,000 in the aggregate (to the extent not paid or fully covered by insurance acknowledged by a carrier reasonably acceptable to the Agent) shall be rendered by a court or courts against the Borrower or any Subsidiary of the Borrower and the same shall not be satisfied, discharged or dismissed (or provision shall not be made for such satisfaction, discharge or dismissal), or a stay of execution or other stay of enforcement thereof shall not be procured, within sixty (60) days from the date of entry thereof and the Borrower or any Subsidiary of the Borrower, as applicable, shall not, within said period of sixty (60) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(i) the Borrower or any Subsidiary of the Borrower shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) beyond the period of grace (if any) if the aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of the affected Debt equals or exceeds $15,000,000, or the maturity of any such Debt shall have been accelerated or shall have been required to be prepaid prior to the stated maturity thereof or (ii) any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of $15,000,000 that permits the holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any prepayment (other than the right to require any prepayment pursuant to (x) a regularly scheduled option to require the Borrower or any Subsidiary to repurchase or prepay such Debt or (y) any redemption, repurchase or prepayment voluntarily initiated by the Borrower or any Subsidiary) thereof;

(j) this Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Subsidiary, or the Borrower or any Subsidiary shall deny that it has any further liability or obligation under any of the Loan Documents;

(k) any of the following events shall occur or exist with respect to the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate and in each case, such event or condition, together with all other such events or conditions, if any, have subjected or could in the reasonable opinion of the Agent or the Required Lenders subject the Borrower or any Subsidiary of the Borrower (or any combination thereof) to any tax, penalty or other liability to a Plan, a Multiemployer Plan, the PBGC or otherwise (or any combination thereof) which in the aggregate could reasonably be expected to exceed $5,000,000: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that could reasonably be expected to constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) the complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency or termination of any Multiemployer Plan; or

(l) the occurrence of a Change of Control.

Section 13.2 Remedies; Application of Funds. If any Event of Default shall occur and be continuing, the Agent may (and if directed by the Required Lenders, shall) do any one or more of the following:

(a) Acceleration. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower except as where required by the specific terms of this Agreement or the other Loan Documents;

(b) Termination of Commitments. Declare the Commitments and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(c) Cash Collateralization. Require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof);

(d) Judgment. Reduce any claim to judgment;

(e) Rights. Exercise any and all rights and remedies afforded by the laws of the State of California, or any other jurisdiction governing any of the Loan Documents, by equity or otherwise; and

provided, however, that, upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f) with respect to the Borrower or any Guarantor, the Commitments of all of the Lenders and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate and the outstanding principal of and accrued and unpaid interest on the Loans and all other amounts payable by the Borrower or any other party under the Loan Documents shall thereupon become immediately due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender, and in each case without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(f) Application of Funds. After the exercise of remedies provided for in Section 13.2 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 13.2), any amounts received on account of the Obligations shall be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article 6) payable to the Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article 6), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, liabilities under any Hedge Agreement with any Lender or any Affiliate of a Lender and as to which the Agent has received notice of the amounts owed thereunder from the applicable Lender or any Affiliate of a Lender party to a Hedge Agreement, (b) payment of amounts due under any Treasury Management Agreement between any Loan Party and any Lender or any Affiliate of a Lender and (c) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (or Affiliate thereof, as the case may be) and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law.

Subject to Section 3.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Section 13.3 Performance by the Agent. Upon the occurrence of a Default, if the Borrower or any Guarantor shall fail to perform any agreement in accordance with the terms of the Loan Documents, the Agent may, and at the direction of the Required Lenders shall, perform or attempt to perform such agreement on behalf of the Borrower or such Guarantor, as applicable. In such event, at the request of the Agent, the Borrower shall promptly pay any amount expended by the Agent or the Lenders in connection with such performance or attempted performance, to the Agent at the Principal Office together with interest thereon at the Default Rate applicable to Base Rate Loans from the date of such expenditure to the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Arranger, nor any Lender shall have any liability or responsibility for the performance of any obligation of the Borrower or any Guarantor under any Loan Document.

Section 13.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender (after obtaining the prior written consent of the Administrative Agent) is hereby authorized at any time and from time to time, without notice to the Borrower or any other Person (any such notice being hereby expressly waived), to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding any account established by the Borrower as a fiduciary for another party) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under such Loan Documents and although the Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 5.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights and remedies of each Lender hereunder are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 13.5 Continuance of Default. For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Agent shall have actually received evidence satisfactory to the Agent that such Default shall have been remedied.

ARTICLE 14

The Agent

Section 14.1 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any Guarantor shall have rights as a third-party beneficiary of any of such provisions.

Section 14.2 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

Section 14.3 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 15.10 and 13.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent by the Borrower, a Lender or the L/C Issuer.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 8 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 14.4 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.5 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 14.6 Resignation of Agent. The Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower at all times other than during the existence of an Event of Default (which consent will not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, after consulting with the Lenders and the Borrower, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 15.1 and 15.2 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swingline Lender. Upon the acceptance of a successor’s appointment as Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swingline Lender, (b) the retiring L/C Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 14.7 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.8 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any Guarantor, the Agent (irrespective of whether the principal of any Loan or any L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Agent under Sections 3.9, 3.10, 4.6, 4.7, 4.8, 15.1 and 15.2) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 4.7, 15.1 and 15.2.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.9 Guaranty Matters. The Lenders irrevocably authorize the Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranties if such Person ceases to be a Subsidiary of the Borrower as a result of a transaction permitted hereunder. Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.9.

Section 14.10 Co-Agents; Lead Managers. None of the Lenders identified on the facing page or signature pages of this Agreement as a “co-documentation agent”, “co-syndication agent” or other similar title shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified as a “co-documentation agent”, “co-syndication agent” or other similar title shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 15

Miscellaneous

Section 15.1 Attorney Costs, Expenses and Documentary Taxes. The Borrower agrees (a) to pay or reimburse the Agent for, promptly after presentation of supporting documents, all reasonable costs and expenses incurred in connection with the syndication of the credit facilities provided for herein, the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (c) to pay or reimburse the Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or the other Loan Documents and in connection with the Loans or Letters of Credit issued hereunder (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any insolvency law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and documentary taxes related thereto, and other out-of-pocket expenses incurred by the Agent and the cost of independent public accountants and other outside experts retained by the Agent or any Lender. All amounts due under this Section 15.1 shall be payable within thirty (30) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.

Section 15.2 Indemnification; Damage Waiver.

(a) Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Related Parties (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any Subsidiary or Affiliate of the Borrower, or any Environmental Liability related in any way to the Borrower or any Subsidiary or Affiliate of the Borrower or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third-party, the Borrower or a Guarantor, and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements have resulted from the gross negligence or willful misconduct of such Indemnitee.

(b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 15.1 or clause (a) of this Section to be paid by it to the Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this clause (b) are subject to the provisions of Section 5.8(c).

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d) Payments. All amounts due under this Section 15.2 shall be payable within thirty (30) Business Days after demand therefor.

(e) Survival. The agreements in this Section shall survive the resignation of the Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 15.3 No Duty. All attorneys, accountants, appraisers and other professional Persons and consultants retained by any of the Agent, the Arranger or any Lender shall have the right to act exclusively in the interest of Agent, the Arranger and the Lenders and shall have no duty of disclosure, duty of loyalty, duty of care or other duty or obligation of any type or nature whatsoever to the Borrower or any Guarantor, any shareholders of the Borrower or any Guarantor or any other Person.

Section 15.4 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its controlled Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Agent and the Arranger, are arm’s-length commercial transactions between the Borrower and its controlled Affiliates, on the one hand, and the Agent and the Arranger, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its controlled Affiliates, or any other Person and (B) neither the Agent nor the Arranger has any obligation to the Borrower or any of its controlled Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agent and the Arranger and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its controlled Affiliates, and neither the Agent nor the Arranger has any obligation to disclose any of such interests to the Borrower and its controlled Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 15.5 Equitable Relief. The Borrower recognizes that in the event the Borrower or any Guarantor fails to pay, perform, observe or discharge any or all of the Obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent and the Lenders. The Borrower therefore agrees that the Agent and the Lenders, if the Agent or the Required Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 15.6 No Waiver; Cumulative Remedies; Enforcement. No failure on the part of the Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document (including the imposition of the Default Rate) shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower, any Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 13.2 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising set-off rights in accordance with Section 13.4 (subject to the terms of Section 5.7), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower or any Guarantor under any bankruptcy or insolvency law; and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 13.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.7, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 15.7 Successors and Assigns.

(a) The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and its Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender no minimum amount need be assigned;

(B) in any case not described in clause (b)(i)(A) of this subsection, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $10,000,000 unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (which consent of the Borrower shall not be unreasonably withheld or delayed), provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met,

(ii) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and the Commitments.

(iv) The parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) a natural person.

(vi) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 6.1, 6.5, 6.6, 15.1 and 15.2 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender and, if applicable, shall deliver a replacement Note to the assignor Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section. From time to time upon request of the Borrower, the Agent will inform the Borrower of the identities of all Lenders and their respective Commitments.

(c) The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Principal Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the

Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as the Lender shall be conclusive and binding on any subsequent holder, assignee, or transferee of the corresponding Commitments or Obligations. In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that a Lender selling a participation may, in any agreement with a Participant, give such Participant the right to consent to any matter which (A) extends the Maturity Date as to such Participant or any other date upon which any payment of money is due to such Participant, (B) reduces the rate of interest owing to such Participant, any fee or any other monetary amount owing to such Participant, (C) reduces the amount of any installment of principal owing to such Participant or (D) releases all or substantially all of the Guarantors of their obligations under the Subsidiary Guaranty. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 6.1, 6.5 and 6.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by law, each Participant shall be also entitled to the benefits of Section 13.4 as though it were a Lender, provided such Participant agrees to be subject to Section 5.7 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 6.1, 6.5 or 6.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 6.5 or 6.6 unless such Participant agrees, for the benefit of the Borrower, to comply with Section 15.21 as though it were a Lender (it being understood that the Agent and the Borrower shall be third-party beneficiaries of such covenant).

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Revolving Loans owing to it pursuant to clause (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as L/C Issuer or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swingline Lender hereunder (and upon acceptance of such appointment by a Lender, such Lender shall be such successor L/C Issuer and/or such successor Swingline Lender); provided that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swingline Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to fund Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.3). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to fund Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1. Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 15.8 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default at the time of any extension of credit hereunder, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations under Article 6, Section 15.1 and Section 15.2 shall survive repayment of the Obligations and termination of the Commitments.

Section 15.9 Entire Agreement. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 15.10 Amendments and Waivers. Any provision of any Loan Document may be amended or waived and any consent to any departure by the Borrower therefrom may be granted if, but only if, such amendment, waiver or consent is in writing and is signed by the Borrower, and the Required Lenders; provided that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 8.1(a) without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment theretofore terminated) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 15.10) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend (i) the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) amend the financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 13.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) amend Section 1.6 or 1.7 or the definition of “Alternative Currency” without the written consent of each Lender;

(g) change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or

(h) release all or substantially all the Guarantors from the Guaranty without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document, and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Section 15.11 Maximum Interest Rate. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excessive interest shall be applied to the principal of the Obligations or, if it exceeds the unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

Section 15.12 Notices; Effectiveness; Electronic Communication.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by electronic mail as permitted by subsection (b) below or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Agent, the L/C Issuer or the Swingline Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.12; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto, (B) if delivered by mail, four Business Days after deposit in the-mails, postage prepaid, (C) if delivered by facsimile, when sent and receipt of such delivery has been confirmed by telephone from the receiving party and (D) if delivered by electronic mail, as provided in clause (b) below; provided that notices and other communications to the Agent, the Swingline Lender and the L/C Issuer pursuant to Article 3 and Article 4 shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 3 and Article 4 if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Agent, the L/C Issuer and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Agent, the L/C Issuer and the Swingline Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notice (including telephonic notices of borrowing, Conversion and

Continuation) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

Section 15.13 Governing Law; Venue; Service of Process.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAWS OF SUCH STATE.

Section 15.14 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 15.15 Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of such Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 15.16 Headings. The headings, captions and arrangements used in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 15.17 Construction. The Borrower, each Guarantor (by its execution of the Loan Documents to which it is a party), the Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 15.18 Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 15.19 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HERETO HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 15.20 Confidentiality. The Agent, each Lender and each Participant shall use any confidential non-public information concerning the Borrower and its Subsidiaries that is furnished to the Agent or such Lender by or on behalf of the Borrower and its Subsidiaries in connection with the Loan Documents (collectively, “Confidential Information”) solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, the Agent and each Lender may disclose Confidential Information (a) to their Affiliates or any of their or their Affiliates’ directors, officers, employees, auditors, counsel, advisors or representatives (collectively, the “Representatives”) whom it determines need to know such information for the purposes set forth in this Section, (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, provided that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein, (c) to any Governmental Authority (or self regulatory authority, such as the National Association of Insurance Commissioners) having or claiming to have authority to regulate or oversee any aspect of the Agent’s or such Lender’s business or that of their Representatives in connection with the exercise of such authority or claimed authority, (d) to the extent necessary or appropriate to effect or preserve the Agent’s or such Lender’s or any of their Affiliates’ security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against the Agent or such Lender or any of their Representatives, (e) to the extent required by applicable law or pursuant to any subpoena or any similar legal process, (f) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (g) subject to an agreement containing provisions substantially the same as those of this Section, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations and (h) with the consent of the Borrower. For purposes hereof, the term “Confidential Information” shall not include information that (x) is in the Agent’s or a Lender’s possession prior to its being provided by or on behalf of the Borrower or any of its Subsidiaries; provided that such information is not known by the Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, the Borrower or any of its Subsidiaries, (y) is or becomes publicly available (other than through a breach hereof by the Agent or such Lender) or (z) becomes available to the Agent or such Lender on a nonconfidential basis; provided, further, that the source of such information was not known by the Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including Federal and state securities laws.

Section 15.21 Foreign Lenders. Each Foreign Lender (including an Eligible Assignee that is a Foreign Lender and a Participant that would be a Foreign Lender if it were a Lender) shall deliver to the Agent, prior to receipt of any payment subject to withholding under the Code (or after accepting an assignment of an interest or purchasing a participation herein), two (2) duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Lender shall (a) promptly submit to the Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant U.S. taxing authorities) as may then be available under then current U.S. laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Agent of any available exemption from U.S. withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (b) promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Foreign Lender, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender. If such Foreign Lender fails to deliver the above forms or other documentation, then the Agent may withhold from any interest payment to such Foreign Lender an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Agent did not properly withhold any tax or other amount from payments made in respect of such Foreign Lender, such Foreign Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including Attorney Costs) of the Agent. The obligation of the Lenders under this Section shall survive the payment of all Obligations and the resignation or replacement of the Agent.

Section 15.22 Amendment and Restatement. This Agreement amends, restates and replaces in its entirety the Existing Agreement. All rights, benefits, indebtedness, interest, liabilities and obligations of the parties to the Existing Agreement are hereby amended, restated, replaced and superseded in their entirety according to the terms and provisions set forth herein. All indebtedness, liabilities and obligations under the Existing Agreement, including all promissory notes executed by the Borrower pursuant thereto, are hereby renewed by this Agreement, the Notes and the other Loan Documents executed by the Borrower pursuant to this Agreement and shall, from and after the Closing Date, be governed by this Agreement and the other Loan Documents. The Borrower represents and warrants that as of the date hereof there are no claims or offsets against, or defenses or counterclaims to, its obligations under this Agreement, the Existing Agreement or any of the other agreements, documents or instruments executed in connection herewith or therewith. To induce the Agent and the Lenders to enter into this Agreement, the Borrower waives any and all such claims, offsets, defenses and counterclaims, whether known or unknown, arising prior to the Closing Date and relating to the Existing Agreement or this Agreement.

Section 15.23 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 15.24 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent in such currency, the Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 15.25 Replacement of Lenders.

If (i) any Lender requests compensation under Section 6.1, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6.6, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 15.10 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (iv) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.7), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 15.7(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 6.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 6.1 or payments required to be made pursuant to Section 6.6, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination;

provided, further, that the failure by such Lender to execute and deliver an Assignment and Acceptance shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swingline Loans pursuant to this Section 15.25 shall nevertheless be effective without the execution by such Lender of an Assignment and Acceptance.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 15.26 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or insolvency law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 15.27 Electronic Execution of Assignments and Certain Other Documents.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 15.28 Release of Guarantors.

A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary. In connection with any termination or release pursuant to this Section, the Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Agent.

Section 15.29 Termination of Agreement.

At such time as all principal and interest on the Loans, all L/C Borrowings, all fees, expenses and other amounts payable under the Loan Documents (other than contingent Obligations under Sections 15.1 and 15.2 for which no claims have been asserted) shall have been paid in full, the Commitments shall have been terminated and all Letters of Credit either shall no longer be outstanding or shall have been Cash Collateralized in full, this Agreement and the Subsidiary Guaranty and all obligations (other than obligations which by their express terms survive the payment in full of the Obligations and the termination of the Commitments or this Agreement) of the Borrower and each Subsidiary Guarantor hereunder and thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

Section 15.30 California Judicial Reference.

If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Documents, (a) the parties agree, and hereby agree to advise the applicable court, that the adjudication of any such action or proceeding (and all related claims) shall be made pursuant to California Code of Civil Procedure Section 638 by a referee (who shall be a single active or retired judge) who shall hear and determine all of the issues in such action or proceeding (whether of fact or of law) and report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Sections 15.1 and 15.2, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	WILLIAMS-SONOMA, INC.,
a California corporation

	By:	/s/ Sharon L. McCollam
Name: Sharon L. McCollam
Title: Executive Vice President, Chief Operating and
Chief Financial Officer

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

AGENT:	BANK OF AMERICA, N.A.,
as Agent

	By:	/s/ Tiffany Shin
Name: Tiffany Shin
Title: Assistant Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

	By:	/s/ Brandon J. Kirkbride
Name: Brandon J. Kirkbride
Title: Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Meggie Chichioco
Name: Meggie Chichioco
Title: Managing Director

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Conan Schleicher
Name: Conan Schleicher
Title: Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Alex Rogin
Name: Alex Rogin
Title: Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

BARCLAYS BANK PLC,
as a Lender

By:	/s/ David Barton
Name: David Barton
Title: Director

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Marianne T. Meil

Name:	Marianne T. Meil
Title:	Senior Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

UNION BANK, N.A.,
as a Lender

By:	/s/ Ching Lim
Name: Ching Lim
Title: Vice President

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

FIFTH THIRD BANK,
as a Lender

By:	/s/ Gary Losey
Name: Gary S. Losey
Title: VP – Corporate Banking

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Teresa Wu
Name: Teresa Wu
Title: Director

WILLIAMS-SONOMA, INC.

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT